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                                CREDIT AGREEMENT

                           Dated as of March 12, 1997

                                      among

                              DANA PERFUMES CORP.,

                                  as Borrower,

                   THE OTHER CREDIT PARTIES SIGNATORY HERETO,

                               as Credit Parties,

                          THE LENDERS SIGNATORY HERETO
                               FROM TIME TO TIME,

                                   as Lenders,

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                               as Agent and Lender


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                                TABLE OF CONTENTS

                                                                            Page

1.    AMOUNT AND TERMS OF CREDIT.............................................  2
      1.1     Credit Facilities..............................................  2
      1.2     Prepayments....................................................  3
      1.3     Use of Proceeds................................................  5
      1.4     Interest and Applicable Margins................................  5
      1.5     Eligible Accounts..............................................  8
      1.6     Eligible Inventory............................................. 11
      1.7     Cash Management Systems........................................ 12
      1.8     Fees........................................................... 13
      1.9     Receipt of Payments............................................ 13
      1.10    Application and Allocation of Payments......................... 13
      1.11    Loan Account and Accounting.................................... 14
      1.12    Indemnity...................................................... 14
      1.13    Access......................................................... 16
      1.14    Taxes.......................................................... 16
      1.15    Capital Adequacy; Increased Costs; Illegality.................. 17
      1.16    Single Loan.................................................... 19
      1.17    Obligations of Canadian Subsidiaries........................... 19

2.    CONDITIONS PRECEDENT................................................... 19
      2.1     Conditions to the Initial Loans................................ 19
      2.2     Further Conditions to Each Loan................................ 20

3.    REPRESENTATIONS AND WARRANTIES......................................... 21
      3.1     Corporate Existence; Compliance with Law....................... 21
      3.2     Executive Offices; FEIN........................................ 22
      3.3     Corporate Power, Authorization, Enforceable
              Obligations.................................................... 22
      3.4     Financial Statements and Projections........................... 22
      3.5     Material Adverse Effect........................................ 23
      3.6     Ownership of Property; Liens................................... 23
      3.7     Labor Matters.................................................. 24
      3.8     Subsidiaries and Affiliates; Outstanding
               Stock and Indebtedness........................................ 24
      3.9     Government Regulation.......................................... 25
      3.10    Margin Regulations............................................. 25
      3.11    Taxes.......................................................... 25
      3.12    ERISA.......................................................... 26
      3.13    No Litigation.................................................. 27


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      3.14    Brokers........................................................ 27
      3.15    Intellectual Property.......................................... 28
      3.16    Full Disclosure................................................ 28
      3.17    Environmental Matters.......................................... 28
      3.18    Insurance...................................................... 29
      3.19    Deposit and Disbursement Accounts.............................. 29
      3.20    Government Contracts........................................... 29
      3.21    Customer and Trade Relations................................... 29
      3.22    Agreements and Other Documents................................. 30
      3.23    Solvency....................................................... 30
      3.24    Inactive Subsidiaries.......................................... 30
      3.25    Parent Debt.................................................... 30

4.    FINANCIAL STATEMENTS AND INFORMATION................................... 31
      4.1     Reports and Notices............................................ 31
      4.2     Communication with Accountants................................. 31

5.    AFFIRMATIVE COVENANTS.................................................. 31
      5.1     Maintenance of Existence and Conduct of Business............... 31
      5.2     Payment of Obligations......................................... 32
      5.3     Books and Records.............................................. 32
      5.4     Insurance; Damage to or Destruction of Collateral.............. 32
      5.5     Compliance with Laws........................................... 34
      5.6     Supplemental Disclosure........................................ 34
      5.7     Intellectual Property.......................................... 35
      5.8     Environmental Matters.......................................... 35
      5.9     Landlords' Agreements, Mortgagee Agreements and Bailee
              Letters........................................................ 36
      5.10    Canadian Pension Plans......................................... 38
      5.11    Further Assurances............................................. 38

6.    NEGATIVE COVENANTS..................................................... 38
      6.1     Mergers, Subsidiaries, Etc..................................... 39
      6.2     Investments; Loans and Advances................................ 39
      6.3     Indebtedness................................................... 40
      6.4     Employee Loans and Affiliate Transactions...................... 41
      6.5     Capital Structure and Business................................. 41
      6.6     Guaranteed Indebtedness........................................ 42
      6.7     Liens.......................................................... 42
      6.8     Sale of Stock and Assets....................................... 42
      6.9     ERISA.......................................................... 43


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      6.10    Financial Covenants............................................ 43
      6.11    Hazardous Materials............................................ 43
      6.12    Sale-Leasebacks................................................ 43
      6.13    Cancellation of Indebtedness................................... 43
      6.14    Restricted Payments............................................ 43
      6.15    Change of Corporate Name or Location; Change of Fiscal
              Year........................................................... 45
      6.16    No Impairment of Intercompany Transfers........................ 45
      6.17    No Speculative Transactions.................................... 45
      6.18    [Intentionally Omitted]........................................ 45
      6.19    Changes Relating to Parent Debt................................ 45
      6.20    Canadian Benefit and Pension Plans............................. 46

7.    TERM................................................................... 46
      7.1     Termination.................................................... 46
      7.2     Survival of Obligations Upon Termination of Financing
              Arrangements................................................... 46

8.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES................................. 47
      8.1     Events of Default.............................................. 47
      8.2     Remedies....................................................... 49
      8.3     Waivers by Credit Parties...................................... 49

9.    ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF
      AGENT.................................................................. 50
      9.1     Assignment and Participations.................................. 50
      9.2     Appointment of Agent........................................... 52
      9.3     Agent's Reliance, Etc.......................................... 52
      9.4     GE Capital and Affiliates...................................... 53
      9.5     Lender Credit Decision......................................... 53
      9.6     Indemnification................................................ 54
      9.7     Successor Agent................................................ 54
      9.8     Setoff and Sharing of Payments................................. 55
      9.9     Advances; Payments; Non-Funding Lenders; Information;
              Actions in Concert............................................. 56

10.   SUCCESSORS AND ASSIGNS................................................. 58
      10.1    Successors and Assigns......................................... 58

11.   MISCELLANEOUS.......................................................... 58
      11.1    Complete Agreement; Modification of Agreement.................. 58
      11.2    Amendments and Waivers......................................... 58


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      11.3    Fees and Expenses.............................................. 60
      11.4    No Waiver...................................................... 61
      11.5    Remedies....................................................... 61
      11.6    Severability................................................... 62
      11.7    Conflict of Terms.............................................. 62
      11.8    Confidentiality................................................ 62
      11.9    GOVERNING LAW.................................................. 62
      11.10   Notices........................................................ 63
      11.11   Section Titles................................................. 64
      11.12   Counterparts................................................... 64
      11.13   WAIVER OF JURY TRIAL........................................... 64
      11.14   Press Releases................................................. 64
      11.15   Reinstatement.................................................. 65
      11.16   Advice of Counsel.............................................. 65
      11.17   No Strict Construction......................................... 65


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                               INDEX OF APPENDICES

Exhibit 1.1(a)(i)   -    Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)  -    Form of Revolving Note
Exhibit 1.4(e)      -    Form of Notice of Conversion/Continuation
Exhibit 4.1(b)      -    Form of Borrowing Base Certificate
Exhibit 9.1(a)      -    Form of Assignment Agreement
Exhibit E-1         -    Form of Monthly Financial Information

Schedule  1.1       -    Responsible Individual
Schedule  1.3       -    Sources and Uses; Funds Flow Memorandum
Schedule  1.6(b)    -    Sites of Inventory
Schedule  3.2       -    FEIN
Schedule  3.4(A)    -    Financial Statements
Schedule  3.4(C)    -    Projections
Schedule  3.5       -    Material Adverse Effect
Schedule  3.6       -    Real Estate and Leases
Schedule  3.7       -    Labor Matters
Schedule  3.8       -    Subsidiaries and Affiliates; Outstanding Stock
Schedule  3.11      -    Tax Matters
Schedule  3.12      -    ERISA Plans
Schedule  3.13      -    Litigation
Schedule  3.15      -    Intellectual Property
Schedule  3.17      -    Hazardous Materials
Schedule  3.18      -    Insurance
Schedule  3.19      -    Deposit and Disbursement Accounts
Schedule  3.20      -    Government Contracts
Schedule  3.22      -    Material Agreements
Schedule  5.1       -    Trade Names
Schedule  5.4       -    Insurance
Schedule  6.3       -    Indebtedness
Schedule  6.4(a)    -    Transactions with Affiliates
Schedule  6.7       -    Existing Liens
Schedule  6.15      -    Change of Location

Annex A  (Recitals)      -   Definitions
Annex B                  -   [Intentionally Omitted]
Annex C  (Section 1.7)   -   Cash Management Systems
Annex D (Section 2.1(a)) -   Schedule of Additional Closing Documents
Annex E (Section 4.1(a)) -   Financial Statements and Projections -- Reporting
Annex F (Section 4.1(b)) -   Collateral Reports
Annex G (Section 6.10)   -   Financial Covenants
Annex H (Section 9.9(a)) -   Lenders' Wire Transfer Information


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Annex I (Section 11.10)  -   Notice Addresses


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            CREDIT AGREEMENT, dated as of March 12, 1997, among DANA PERFUMES
CORP., a Delaware corporation ("Borrower"); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (in its individual capacity, "GE Capital"), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.

                                RECITALS

            WHEREAS, Borrower desires that Lenders extend a revolving credit facility to Borrower of up to Seventy Five Million Dollars ($75,000,000) in the aggregate for the purpose of providing working capital financing for Borrower and funds for other general corporate purposes of Borrower, and to pay certain fees and expenses related to such financings; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein; and

            WHEREAS, Borrower desires to secure all of its obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon certain of its existing and after-acquired personal and real property; and

            WHEREAS, certain Subsidiaries of Borrower are willing to guaranty all of the obligations of Borrower to Lenders under the Loan Documents and to pledge to Agent, for the benefit of Agent and Lenders, a portion of the capital Stock of certain foreign Subsidiaries to secure such guaranty; and

            WHEREAS, Cosmar Corporation, a Delaware corporation ("Holdings"), is willing and certain of its Subsidiaries are willing to guaranty all of the obligations of Borrower to Lenders under the Loan Documents and to pledge to Agent, for the benefit of Agent and Lenders, a portion of the capital Stock of certain foreign Subsidiaries to secure such guaranty; and

            WHEREAS, Renaissance Cosmetics, Inc., a Delaware corporation ("Parent"), is willing and certain of its Subsidiaries are willing to guaranty all of the obligations of Borrower to Lenders under the Loan Documents and to pledge to Agent, for the benefit of Agent and Lenders, a portion of the capital Stock of certain foreign Subsidiaries to secure such guaranty; and

            WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this
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Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.    AMOUNT AND TERMS OF CREDIT

            1.1   Credit Facilities.

            (a) Revolving Credit Facility. (i) Subject to the terms and conditions hereof, each Revolving Lender agrees to make available from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a "Revolving Credit Advance"). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. The aggregate amount of Revolving Credit Advances outstanding shall not exceed at any time the lesser of (A) the Maximum Amount and (B) the Borrowing Base ("Borrowing Availability") plus any Overadvances. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a). Each Revolving Credit Advance shall be made on notice by Borrower to the representative of Agent identified on Schedule 1.1 at the address specified thereon. Those notices must be given no later than (1) 11:00 a.m. (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 11:00 a.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a "Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent. If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 1.4(e).

                  (ii) Borrower shall execute and deliver to each Revolving Lender a note to evidence the Commitment of that Revolving Lender. Each note shall be in the principal amount of the Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a "Revolving Note" and, collectively, the "Revolving Notes"). Each Revolving Note shall represent the obligation of Borrower to pay the amount of each Revolving Lender's Commitment or, if less, the applicable Revolving Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section 1.4. The entire unpaid balance of the Revolving Loan


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and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

                  (iii) At the request of Borrower but subject to obtaining the written consent of Requisite Lenders, Agent, in its discretion, may (but shall have absolutely no obligation to), make Revolving Credit Advances to Borrower on behalf of Revolving Lenders in amounts which cause the outstanding balance of the aggregate Revolving Loan to exceed the Borrowing Base (any such excess Revolving Credit Advances are herein referred to collectively as "Overadvances"), and no such event or occurrence shall cause or constitute a waiver by Agent or Lenders of any Default or Event of Default that may result therefrom or of Agent's or the Revolving Lenders' right to refuse to make any further Overadvances or Revolving Credit Advances, as the case may be, at any time that an Overadvance exists or would result therefrom. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall constitute Index Rate Loans, shall bear interest at the Default Rate and shall be payable on demand. Except as otherwise provided in Section 1.10(b), the authority of Agent to make Overadvances is limited to an aggregate amount not to exceed $3,000,000 at any time, shall not cause the Revolving Loan to exceed the Maximum Amount, and may be revoked prospectively by a written notice to Agent signed by Revolving Lenders holding more than thirty percent (30%) of the Commitments.

            (b) Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

            1.2   Prepayments.

            (a) Voluntary Prepayments. Borrower may at any time on at least five
(5) days' prior written notice to Agent voluntarily prepay all or part of the Revolv ing Loan and, if Borrower chooses, permanently reduce the Commitment; provided that (A) any such prepayments shall be in a minimum amount of $100,000 and any such reductions shall be in a minimum amount of $5,000,000 and, in each case, integral multiples of $100,000 in excess of such amount and (B) the Commitment shall not be reduced to an amount less than $50,000,000. Borrower may at any time on at least ten 10 days' prior written notice to Agent terminate the Commitment, provided that upon such termination all Loans and other Obligations shall be immediately due and payable in full. Any such voluntary prepayment and any such reduction or termination of the Commitment must be accompanied by the payment of any LIBOR funding breakage costs in accordance with Section 1.12(b). Upon any such prepayment and reduction or


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termination of the Commitment, Borrower's right to request Revolving Credit
Advances shall simultaneously be permanently reduced or terminated, as the case may be. Each notice of partial prepayment shall designate the Loan or other Obligations to which such prepayment is to be applied.

            (b) Mandatory Prepayments. (i) If at any time the outstanding balance of the Revolving Loan (excluding as to clause (B), Overadvances) exceeds the lesser of (A) the Maximum Amount and (B) the Borrowing Base, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess; provided, however, if the Borrowing Base is less than the Maximum Amount and if such outstanding balance of the Revolving Loan exceeds the Borrowing Base solely as a result of Agent adjusting the criteria, establishing new criteria or adjusting advance rates with respect to Eligible Accounts or Eligible Inventory, then Borrower shall repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess no later than five (5) days after written notice to Borrower by Agent of such adjustment of criteria, such establishment of new criteria or such adjustment of advance rates. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid on demand.

            (ii) Immediately upon receipt by any Credit Party of proceeds of any asset disposition (including condemnation proceeds, but excluding proceeds of asset dispositions permitted by Section 6.8(a)) or any sale of Stock of any Subsidiary of any Credit Party, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith; provided, however, no prepayment by Borrower shall be required with respect to proceeds that do not exceed $100,000 in any single transaction or series of related transactions and $1,000,000 in the aggregate in any Fiscal Year. Any such prepayment shall be applied in accordance with clause
(c) below.

            (c) Application of Certain Mandatory Prepayments. Any prepayments made by Borrower pursuant to clause (b)(ii) above shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Revolving Credit Advances; and third, to the outstanding principal balance of Revolving Credit Advances until the same shall have been paid in full. The Commitment shall not be permanently reduced by the amount of any such prepayments, except to the extent such prepayments relate to "asset sale proceeds" (as defined in the 1997 Senior Notes Indenture) that have not been reinvested pursuant to (and within the time period specified in) Section 4.13 of the 1997 Senior Notes Indenture.


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            (d) Application of Prepayments from Insurance Proceeds. Prepayments from insurance proceeds in accordance with Section 5.4(c) (subject to the exclusions contained therein) shall be applied as follows: insurance proceeds from casualties or losses to cash, Inventory, Equipment, Fixtures or Real Estate shall be applied to the Revolving Credit Advance. The Commitment shall not be permanently reduced by the amount of any such prepayments.

            (e) Nothing in this Section 1.2 shall be construed to constitute Agent's or any Lender's consent to any transaction referred to in clause (b)(ii) above which is not permitted by other provisions of this Agreement or the other Loan Documents.

            1.3 Use of Proceeds. Borrower shall utilize the proceeds of the Revolving Loan solely for the financing of Borrower's ordinary working capital and general corporate needs (but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.14). Disclosure Schedule (1.3) contains a description of Borrower's sources and uses of funds as of the Closing Date, including Loans to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

            1.4 Interest and Applicable Margins. (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in arrears on each applicable Interest Payment Date, at the following rate: with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time.

            The Applicable Revolver Index Margin and Applicable Revolver LIBOR Margin will be 1.00% and 2.25% per annum, respectively, as of the Closing Date. The Applicable Margins will be adjusted (up or down) prospectively on a quarterly basis as determined by Parent's Interest Coverage Ratio, commencing with the delivery of Parent's quarterly Financial Statements to Lenders for the Fiscal Quarter ending September 30, 1997 (subject to adjustment as provided in the following paragraph).


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Adjustments in Applicable Margins will be determined by reference to the following grids:

              If Interest                             Level of
           Coverage Ratio is:                   Applicable Margins:
                                                -------------------
               >2.00                                  Level I
           >1.25, but <=2.00                          Level II
               <=1.25                                 Level III

                               Applicable Margins

                                    Level I      Level II      Level III
                                    -------      --------      ---------
Applicable Revolver
Index Margin                         0.75%         1.00%         1.25%

Applicable Revolver LIBOR
Margin                               2.00%         2.25%         2.50%

            All adjustments in the Applicable Margins after September 30, 1997 will be implemented quarterly on a prospective basis, as of the first day of each calendar month in which there is delivered to Lenders the quarterly unaudited or annual audited (as applicable) Financial Statements of Parent evidencing the need for an adjustment, except that there shall be no adjustment of the Applicable Revolver LIBOR Margin for an outstanding LIBOR Loan during the LIBOR Period for such Loan. Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by Parent's chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. If the Financial Statements are delivered late and, after delivery, show that the Applicable Margins should have increased, such increase shall be retroactive to the first date such increase would have taken effect if such Financial Statements had been delivered timely. If a Default or an Event of Default shall have occurred or be continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

            (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments


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

of principal, interest thereon shall be payable at the then applicable rate during such extension.

            (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. The Index Rate shall be determined each day based upon the Index Rate as in effect each day. Each determination by Agent of an interest rate hereunder shall be conclusive, absent manifest error.

            (d) So long as any Default or Event of Default shall have occurred and be continuing, and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans shall be increased by two percentage points (2%) per annum above the rates of interest otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

            (e) So long as no Default or Event of Default shall have occurred and be continuing, and subject to the additional conditions precedent set forth in Section 2.2, Borrower shall have the option to (i) request that any Revolving Credit Advances be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.12(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the last day of the LIBOR Period of the Loan to be continued. Any Loan to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $2,000,000 and integral multiples of $100,000 in excess of such amount. Any such election must be made by 11:00 a.m. (New York time) on the third (3rd) Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 11:00 a.m. (New York time) on the third (3rd) Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default shall have occurred and be continuing or the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a


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

"Notice of Conversion/Continuation") in the form of Exhibit 1.4(e). No Loan may be made as or converted into a LIBOR Loan with a LIBOR Period of greater than one month until ninety (90) days after the Closing Date, or such sooner date as determined by Agent.

            (f) Notwithstanding anything to the contrary set forth in this
Section 1.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.4(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.4(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

            1.5 Eligible Accounts. Based on the most recent Borrowing Base Certificate delivered by Borrower to Agent and on other information available to Agent, Agent shall in its reasonable credit judgment determine which Accounts of Borrower and the other Credit Parties (other than Parent) shall be "Eligible Accounts" for purposes of this Agreement. In determining whether a particular Account constitutes an Eligible Account, Agent shall not include any such Account to which any of the exclusionary criteria set forth below applies. Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment. Eligible Accounts shall not include any Account of such Credit Party:

            (a) which does not arise from the sale of goods or the performance of services by such Credit Party in the ordinary course of its business;

            (b) upon which (i) such Credit Party's right to receive payment is not absolute or is contingent upon the fulfillment of any material condition that has not been fulfilled at the time of determination or (ii) such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

            (c) to the extent any defense, counterclaim, setoff or dispute (but only to the extent of such defense, counterclaim, setoff or dispute) is asserted as to such Account or if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to Borrower's completion of further performance (not yet performed at the time of determination) under such contract;

            (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

            (e) with respect to which an invoice, substantially in the form currently used by such Credit Party or such other form reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

            (f) that (i) is not owned by such Credit Party or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders, and Prior Claims that are unregistered and otherwise unperfected and that secure amounts that are not yet due and payable;

            (g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party;

            (h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof, or that is the Canadian Government (Her Majesty the Queen in Right of Canada) or a political subdivision thereof, or any province or municipality or department, agency or instrumentality thereof, unless Agent, in its sole discretion, has agreed to the contrary in writing and such Credit Party, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940, and any amendments thereto, or the Financial Administration Act (Canada), or any amendments thereto, or any applicable state statute, provincial law or municipal ordinance or law of similar purpose and effect, with respect to such obligation;

            (i) that is the obligation of an Account Debtor located in a foreign country other than Canada (excluding (1) the provinces of Newfoundland, Nova Scotia and Prince Edward Island and the North West Territories and (2) the province of Quebec if Agent has not confirmed to Borrower in writing that it has perfected its security interest under the laws of the jurisdiction where such Credit Party is domiciled (as defined under the Quebec Civil Code)) unless payment thereof is assured by a letter of credit, reasonably satisfactory to Agent as to form, amount and issuer;

            (j) to the extent such Credit Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Credit Party or any Subsidiary thereof but only to the extent of the potential offset;

            (k) that arises with respect to goods which are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

            (l) that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

            (i) it is not paid within one hundred twenty (120) days following its due date;

            (ii) if any Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors, fails to pay its debts generally as they come due or otherwise is insolvent under applicable laws of any jurisdiction; or

            (iii) if any petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

            (m) which is the obligation of an Account Debtor if fifty percent (50%) or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.5;

            (n) as to which Agent's interest, on behalf of itself and Lenders, or Agent's and Lenders' interest, as applicable, therein is not a first priority perfected security interest or the applicable equivalent thereof;

            (o) as to which any of the representations or warranties pertaining to Accounts set forth in any of the Loan Documents is untrue in any material respect;

            (p) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

            (q) to the extent such Account exceeds any credit limit established by Agent, in its reasonable discretion;

            (r) which is payable in any currency other than Dollars or Canadian dollars; or

            (s) which is unacceptable to Agent in its reasonable credit judgment.

            1.6 Eligible Inventory. Based on the most recent Borrowing Base Certificate delivered by Borrower to Agent and on other information available to Agent, Agent shall in its reasonable credit judgment determine which Inventory of Borrower and the other Credit Parties (other than Parent) shall be "Eligible Inventory" for purposes of this Agreement. In determining whether any particular Inventory constitutes Eligible Inventory, Agent shall not include any such Inventory to which any of the exclusionary criteria set forth below applies. Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, to establish new criteria and to adjust advance rates with respect to Eligible Inventory, in its reasonable credit judgment. Eligible Inventory shall not include any Inventory of such Credit
Party:

            (a) that is not owned by such Credit Party free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments, the rights of a surety that has issued a bond to assure such Credit Party's performance with respect to that Inventory and the rights of unpaid suppliers under Section 81.1 of the Bankruptcy and Insolvency Act (Canada)), except the Liens in favor of Agent, on behalf of itself and Lenders and Prior Claims that are unregistered and otherwise unperfected and that secure amounts that are not yet due and payable;

            (b) that is (i) not located on premises owned and operated by such Credit Party, unless (A) stored with a bailee, warehouseman or similar Person and Agent has given its prior consent thereto or (B) located on premises leased and operated by such Credit Party and unless, in the case of clauses (A) and
(B), (x) a satisfactory bailee letter or landlord waiver, as the case may be, for such premises or storage location has been delivered to Agent, or (y) Reserves reasonably satisfactory to Agent have been established with respect thereto, or (ii) located at any site if the aggregate book value of Inventory at any such location is less than $200,000 (other than the sites listed on Disclosure Schedule (1.6(b)) provided that a satisfactory bailee letter for such site has been delivered to Agent), or (iii) located in a foreign country other than Canada (excluding (1) the provinces of Newfoundland, Nova Scotia, Prince Edward Island, British Columbia, Alberta, Saskatchewan, Manitoba, New Brunswick and the North West Territories and Yukon and (2) the province of Quebec unless the Credit Party has delivered to Agent a duly executed hypothec substantially in the form of the Canadian Hypothecs, an officer's certificate to which are attached the Credit Party's constating documents, by-laws and authorizing resolutions and certifying as to the incumbency of the officers of such Credit Party executing the hypothec, and a legal opinion of the Credit Party's Quebec counsel as to such legal aspects of the hypothec and the Credit Party as Agent may reasonably request, all in form and substance satisfactory to Agent);

            (c) that is placed on consignment or is in transit;

            (d) that is covered by a negotiable document of title, unless such document has been delivered to Agent;

            (e) that in Agent's reasonable determination, is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

            (f) that consists of display items or packing or shipping materials, manufacturing supplies or replacement parts;

            (g) that consists of goods which have been returned by the buyer and which are not saleable in the ordinary course;

            (h) that is not of a type held for sale in the ordinary course of such Credit Party's business;

            (i) as to which Agent's Lien, on behalf of itself and Lenders, or Agent's and Lenders' Liens, as applicable, therein is not a first priority perfected Lien;

            (j) as to which any of the representations or warranties pertaining to Inventory set forth in any of the Loan Documents is untrue in any material respect;

            (k) consists of any costs associated with "freight-in" charges;

            (l) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

            (m) is not covered by casualty insurance which complies with the requirements of Section 5.4; or

            (n) is otherwise unacceptable to Agent in its reasonable credit judgment.

            1.7 Cash Management Systems. On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described on Annex C (the "Cash Management Systems").

            1.8 Fees. (a) Borrower shall pay to GE Capital, individually, the Fees specified in that certain fee letter dated February 10, 1997 between Parent, Borrower and GE Capital (the "GE Capital Fee Letter"), at the times specified for payment therein.

            (b) As additional compensation for the Revolving Lenders, Borrower agrees to pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrower's non-use of available funds in an amount equal to three eighths percent (3/8%) per annum (calculated on the basis of a 360 day year for actual days elapsed) of the difference between (x) the Maximum Amount as it may be reduced from time to time and (y) the average for the period of the daily closing balances of the Revolving Loan outstanding during the period for which such Fee is due.

            (c) No prepayment fee shall be payable by Borrower if Borrower prepays the Revolving Loan and reduces or terminates the Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations.

            1.9 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability or Net Borrowing Availability as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day shall be deemed to have been received on the following Business Day.

            1.10 Application and Allocation of Payments. (a) So long as no Default or Event of Default shall have occurred and be continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied as determined by Borrower, subject to the provisions of Section 1.2(a); and (iii) mandatory prepayments shall be applied as set forth in Section 1.2. As to each other payment, and as to all payments made when a Default or Event or Default shall have occurred and be continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent's expenses reimbursable hereunder;
(2) to interest on the Loans, ratably in proportion to the interest accrued as to each Loan; (3) to principal payments on the Loans; and (4) to all other Obligations including expenses of Lenders to the extent reimbursable under
Section 11.3.

            (b) Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the aggregate balance of the Revolving Loan to exceed Borrowing Availability. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

            1.11 Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record: (a) all Advances, (b) all payments made by Borrower, and (c) all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.

            1.12 Indemnity. (a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives, but only, in the case of Houbigant (1995) Limited and MEM Company (Canada) Limited, to the extent that such indemnification would not be prohibited or restricted under applicable law (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other reasonable out-of-pocket costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (other than disputes arising solely between or among any Lenders) (collectively, "Indemnified

Liabilities"); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

            (b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall default in making any borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.12(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within thirty (30) days of receipt thereof, specifying the basis for such objection in detail.

            1.13 Access. Each Credit Party which is a party hereto shall, during normal business hours, from time to time upon three (3) Business Day's prior notice as frequently as Agent determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party's books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party, subject to the fees and expenses limitations set forth in Section 11.3. If a Default or Event of Default shall have occurred and be continuing, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default shall have occurred and be continuing, each Credit Party shall provide Agent and each Lender with access to its suppliers and customers. Each Credit Party shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which Agent may request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least ten (10) days' prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent's representatives on regularly scheduled audits at no charge to Borrower. The Credit Parties shall reimburse Agent with respect to such inspections, verifications and audits as set forth in Section 11.3(f).

            1.14 Taxes. (a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.14, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.14) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

            (b) Each Credit Party that is a signatory hereto shall indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.14) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

            (c) Foreign Lenders. Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person is unable to deliver a Certificate of Exemption. Unless Borrower and Agent have received forms or other documents satisfactory to them indicating that payments to a Foreign Lender under the Notes are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrower or Agent shall withhold Taxes from such payments at the applicable statutory rate.

            (d) Borrower agrees to pay all present or future stamp, documentary, goods and services or other similar Taxes that arise from any payment made under this Agreement, the Notes or any other Loan Document or with respect to this Agreement, the Notes, the other Loan Documents or any other agreements and instruments contemplated hereby or thereby.

            1.15 Capital Adequacy; Increased Costs; Illegality. (a) If any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

            (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, and showing the basis of such computation shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.15(b).

            (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent,
(i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such Loans into a Loan bearing interest based on the Index Rate.

            (d) Replacement of Lender in Respect of Increased Costs. Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Section 1.14(a), 1.15(a) or 1.15(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default shall have occurred and be continuing, Borrower, with the consent of Agent, may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be satisfactory to Agent. If Borrower obtains a Replacement Lender, within ninety (90) days following notice of its intention to replace, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale, provided that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

            Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds in full its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrower's notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower's rights under this
Section 1.15(d) shall terminate and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.14(a), 1.15(a) and 1.15(b).

            1.16 Single Loan. All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of its Collateral.

            1.17 Obligations of Canadian Subsidiaries. Notwithstanding anything in this Agreement or any Loan Document to the contrary, wherever in this Agreement or any Loan Document a representation or warranty, indemnity, covenant or other obligation is expressed to be given or made by or imposed upon either of Houbigant (1995) Limited or MEM Company (Canada) Limited (whether by name or in its capacity as a Credit Party), such representation, warranty, indemnity, covenant or obligation shall in each case be understood not to impose on such Canadian Subsidiary any obligation to give financial assistance by way of loan, guarantee, the giving of security, the payment of money or otherwise within the meaning of section 44 of the Canada Business Corporations Act, to or for the benefit of any Credit Party other than Borrower, Holdings or Parent and, in the case of MEM Company (Canada) Limited, MEM Company, Inc..

2.    CONDITIONS PRECEDENT

            2.1   Conditions to the Initial Loans.

            No Lender shall be obligated to make the initial Loan hereunder, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived by Agent and Requisite Lenders:

            (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance satisfactory to Agent.

            (b)   [Intentionally Omitted].

            (c) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby or (ii) an officer's certificate in form and substance satisfactory to Agent affirming that (X) no such consents or approvals are required, or (Y) if required, that such required consents or approvals have been obtained.

            (d) Opening Availability. The Eligible Accounts and Eligible Inventory of Borrower supporting the initial Revolving Credit Advance and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Agent, to provide Borrower with Net Borrowing Availability, after giving effect to any Revolving Credit Advance that may be made on the Closing Date and the consummation of the transactions contemplated hereby (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least $10,000,000.

            (e) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.8 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

            2.2 Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Loan, convert or continue any Loan as a LIBOR Loan, if, as of the date thereof:

            (a) Any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect as of such date in any material respect, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; or

            (b) Any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof and be continuing; or

            (c) (i) Any Event of Default shall have occurred and be continuing or would result after giving effect to any Loan, or (ii) a Default shall have occurred and be continuing or would result after giving effect to any Loan, and Agent or Requisite Revolving Lenders shall have determined not to make any Loan so long as that Default is continuing; or

            (d) After giving effect to any Advance, the outstanding principal amount of the Revolving Loan would exceed the lesser of the Borrowing Base (plus Overadvances as to which demand for payment has not been made) and the Maximum Amount.

The request and acceptance by Borrower of the proceeds of any Loan, or the conversion or continuation of any Loan into, or as, a LIBOR Loan, as the case may be, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.    REPRESENTATIONS AND WARRANTIES

            To induce Lenders to make the Loans, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

            3.1 Corporate Existence; Compliance with Law. Each Credit Party and their Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted; (d) has all material licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and by-laws; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            3.2 Executive Offices; FEIN. As of the Closing Date, the current location of each Credit Party's chief executive office and principal place of business and, with respect to each Credit Party that has any intangibles or incorporeal property in Quebec, Canada, such Credit Party's domicile (for purposes of the Civil Code of Quebec), is set forth in Schedule III to the Security Agreement or Schedule B to each of the Canadian Security Agreements. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

            3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's corporate power; (b) have been duly authorized by all necessary or proper corporate and shareholder action; (c) do not contravene any provision of such Person's charter or bylaws; (d) do not violate any law or regulation, or any order or decree of any Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered by each Credit Party thereto and each such Loan Document shall then constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

            3.4 Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Parent and its Subsidiaries which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

            (a) The following Financial Statements attached hereto as Disclosure Schedule (3.4(A)) have been delivered on the date hereof:

            (i) The audited consolidated balance sheets at March 31, 1996 and 1995 and the related statements of income and cash flows of Parent and its Subsidiaries for the Fiscal Years then ended, certified by Deloitte & Touche LLP.

            (ii) The unaudited consolidated balance sheet at December 31, 1996 and the related statement of income and cash flows of Parent and its Subsidiaries for the nine months then ended.

            (b)   [Intentionally Omitted].

            (c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(C)) have been prepared by Borrower in light of the past operations of its businesses, and reflect projections for the six year period beginning on April 1, 1996 on a month by month basis for the first two Fiscal Years and on a year by year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower and the other Credit Parties and their Subsidiaries and of the other information projected therein for the period set forth therein.

            3.5 Material Adverse Effect. Between March 31, 1996 and the Closing Date except as set forth on Disclosure Schedule (3.5), (a) no Credit Party has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the unaudited consolidated balance sheet at December 31, 1996 of Parent or incurred in the ordinary course of business since December 31, 1996 and which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted which has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrower's knowledge no third party is in default under any material contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between March 31, 1996 and the Closing Date no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

            3.6 Ownership of Property; Liens. (a) As of the Closing Date, the real estate ("Real Estate") listed on Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned real estate, and valid leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases have been delivered to Agent. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor or sublessor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal properties and assets. Except as set forth in Disclosure Schedule (6.7), as of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances; the Accounts are not subject to any Liens, and the Inventory is not subject to any Liens other than Permitted Encumbrances described in clause (f) of the definition thereof. Each Credit Party has received all material deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss which has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been obtained and are in full force and effect.

            3.7 Labor Matters. As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign law applicable to such matter; (c) except as set forth in Disclosure Schedule (3.7), all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any employment agreement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

            3.8 Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), no Credit Party has any Subsidiaries, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party and their Subsidiaries is owned by each of the stockholders and in the amounts set forth on Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party or their Subsidiaries may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities. All outstanding Indebtedness of each Credit Party and their Subsidiaries as of the Closing Date is described in Section 6.3 (including Disclosure Schedule (6.3)).

            3.9 Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the transactions contemplated hereby will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

            3.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" as such terms are defined in Regulation U or G of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

            3.11 Taxes. All income and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all income and other material Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit. Except as described on Disclosure Schedule (3.11), no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges under any agreement (including any tax sharing agreements other than the Tax Sharing Agreement) or, to each Credit Party's knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

            3.12 ERISA. (a) Disclosure Schedule (3.12) lists and separately identifies all Title IV Plans, Multiemployer Plans, ESOPs and Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form 5500 for each such Plan, have been delivered to Agent. Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status or would require a filing under the IRS's Closing Agreement Program, Voluntary Compliance Resolution Program or any similar program. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA. No Credit Party or ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. No Credit Party or ERISA Affiliate has engaged in a prohibited transaction, as defined in
Section 4975 of the IRC, in connection with any Plan, which would subject any Credit Party to a material tax on prohibited transactions imposed by Section 4975 of the IRC. The representations set forth in this Section 3.12(a) shall not be applicable to Multiemployer Plans covering employees at the Northvale, New Jersey facilities of MEM Company, Inc. and Tom Fields (a division of MEM Company, Inc.), except for the representation set forth in the first sentence of this Section 3.2(a).

            (b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan;
(iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan with Unfunded Pension Liabilities has been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; and (vi) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or the equivalent by another nationally recognized rating agency. The representations set forth in this
Section 3.12(b) shall not be applicable to Multiemployer Plans covering employees at the Northvale, New Jersey facilities of MEM Company, Inc. and Tom Fields (a division of MEM Company, Inc.), except for the representations set forth in clause (iv) above.

            (c) Disclosure Schedule (3.12) sets forth all Canadian Benefit Plans and Canadian Pension Plans adopted by each Credit Party. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. All material obligations of each Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Each of the Canadian Pension Plans is fully funded on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles).

            3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any court, board, commission, agency or instrumentality of any Governmental Authority, or before any arbitrator or panel of arbitrators (collectively, "Litigation"), which (a) challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) except as set forth on Disclosure Schedule (3.13), is reasonably likely to be determined adversely to any Credit Party and which, if so determined, could have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened which seeks damages in excess of $100,000 or injunctive relief or alleges criminal misconduct of any Credit Party.

            3.14 Brokers. No broker or finder acting on behalf of any Credit Party brought about the obtaining, making or closing of the Loans or the transactions contemplated hereby, and no Credit Party has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

            3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, except for those the absence of which would not have a Material Adverse Effect, and each U.S. and Canadian Patent, Trademark and Copyright registration and application and each License is listed in Disclosure Schedule (3.15) hereto. Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person, except where the failure to do so would not have a Material Adverse Effect.

            3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances with respect to the Collateral other than Accounts.

            3.17 Environmental Matters. (a) Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and which would not result in Environmental Liabilities which could reasonably be expected to exceed $500,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance which would not result in Environmental Liabilities which could reasonably be expected to exceed $500,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities which could reasonably be expected to exceed $500,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $500,000; (vi) the Credit Parties' estimated costs of compliance with Environmental Laws and Environmental Permits for each of the two Fiscal Years following the Closing Date are $500,000 and $500,000, respectively; (vii) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material which seeks damages, penalties, fines, costs or expenses in excess of $250,000 or injunctive relief, or which alleges criminal misconduct by any Credit Party; (viii) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state, Canadian federal or provincial statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" or analogous person under CERCLA or analogous state, Canadian federal or provincial statutes; and (ix) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

            (b) Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) prior to foreclosure by Agent of any mortgages on the Real Estate, does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

            3.18 Insurance. Disclosure Schedule (3.18) lists all insurance policies maintained, as of the Closing Date, for current occurrences by each Credit Party.

            3.19 Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposits and/or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

            3.20 Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any material contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state, provincial, or local or foreign law, including without limitation the Financial Administration Act (Canada).

            3.21 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of such Credit Party; or (b) the business relationship of any Credit Party with any supplier material to its operations.

            3.22 Agreements and Other Documents. As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which any it is subject and each of which are listed on Disclosure Schedule (3.22): (a) supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions, with respect to such agreement, in excess of $1,000,000 per annum; (b) any lease of Equipment having a remaining term of one year or longer and requiring aggregate rental and other


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

payments in excess of $1,000,000 per annum; (c) licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; (d) instruments or documents evidencing Indebtedness of such Credit Party and any security interest granted by such Credit Party with respect thereto; and (e) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

            3.23 Solvency. Both before and after giving effect to (a) the Loans to be made or extended on the Closing Date or such other date as Loans requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, (c) the Refinancing and the consummation of the other transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is Solvent.

            3.24 Inactive Subsidiaries. Each of the following Subsidiaries of Borrower is inactive and has no material assets and liabilities: MEM International, Ltd., Rosemint Cosmetics Company, Inc., St. Thomas Leatherworks Limited, St. Thomas Holdings, Inc., Financiera de Perfumeria S.A., Perfumes and Cosmetics Importers, Inc., C.O.M.I.N.S.A., Parfums Dana Export Corp., Victor of Milano, Ltd., Alliance Trading Co., Inc., Dana Perfumes (Canada) Ltd., and RSH 149 S.A.R.L., Renaissance Guarantor, Inc. ("RGI") is an inactive Subsidiary of Parent and has no material assets and liabilities other than the 1997 Senior Notes Escrow Account and its guarantee of the 1997 Senior Notes.

            3.25 Parent Debt. As of the Closing Date, Borrower has delivered to Agent a complete and correct copy of the Parent Notes (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Parent has the corporate power and authority to incur the Indebtedness evidenced by the Parent Notes. The subordination provisions of the Parent Notes (other than the 1997 Senior Notes) are enforceable against the holders thereof by Agent and Lenders. All Obligations, including the Obligations to pay principal of and interest on the Loans, constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the Parent Notes (other than the 1997 Senior Notes). The principal of and interest on the Notes, and all other Obligations will constitute "senior debt" as that or any similar term is or may be used in any other instrument evidencing or applicable to any other Parent Debt (other than the 1997 Senior Notes). Borrower acknowledges that Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon such subordination provisions and this Section 3.25.

4.    FINANCIAL STATEMENTS AND INFORMATION

            4.1 Reports and Notices. (a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination

Date, it shall deliver to Agent and/or Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

            (b) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent and/or Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

            4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes Agent and, so long as a Default or Event of Default shall have occurred and be continuing, each Lender, to communicate directly with its independent certified public accountants or chartered accountants including Deloitte & Touche LLP, and authorizes and shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.

5.    AFFIRMATIVE COVENANTS

            Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

            5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall except as otherwise permitted in Section 6.1 and 6.8: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises, except where such Credit Party (other than Parent or Borrower) determines that such termination of its corporate existence would not reasonably be likely to result in a Material Adverse Effect; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its material assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (d) transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1) as currently in effect or as amended on thirty (30) days advance written notice to Agent.

            5.2 Payment of Obligations. (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all (A) Charges payable by it, including Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise, consistent with past practice.

            (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in
Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP, (ii) such contest is maintained and prosecuted with diligence, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (iv) no Lien shall be imposed to secure payment of such Charges or claims other than Permitted Encumbrances, (v) such Credit Party shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met, and (vi) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof would be reasonably likely to result in a Material Adverse Effect.

            5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(A)).

            5.4 Insurance; Damage to or Destruction of Collateral. (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18), and such other policies as deemed prudent by the Credit Parties. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

            (b) Agent reserves the right at any time after ten (10) Business Days advance written notice to the Credit Party in question upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent's reasonable opinion, adequately protect both

Agent's and Lender's interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, satisfactory to Agent, with respect to its insurance policies.

            (c) Borrower, on behalf of each Credit Party, shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to
(i) all "All Risk" and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default shall have occurred and be continuing, as such Credit Party's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.2(d), or permit or require the applicable Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds would not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $500,000 in the aggregate, Agent shall permit the applicable Credit Party to replace, restore, repair or rebuild the property; provided that if such Credit Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may require such Credit Party to apply such insurance proceeds to the Obligations in accordance with Section 1.2(d). All insurance proceeds which are to be so made available to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Commitment) and upon such application, Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied. Thereafter, such funds shall be made available to Borrower to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower shall request a Revolving Credit Advance in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance; and (iii) the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.2(d).

            (d) Prior to or contemporaneously with the amendment, supplementa tion or other modification of Houbigant (1995) Limited's or MEM Company (Canada) Limited's insurance coverage under which Agent is to be named as a loss payee pursuant to this Agreement, Houbigant (1995) Limited and MEM Company (Canada) Limited, as the case may be, agrees to deliver to Agent (i) an Assignment of Monies Payable under the Insurance Policies duly executed by Houbigant (1995) Limited or MEM Company (Canada) Limited, as the case may be, (ii) a duly executed confirmation of the applicable insurer confirming the receipt of the transfer and assignment and authorization provided for in such Assignment of Monies Payable under Insurance Policies and the duly executed agreement of the applicable insurer to pay all proceeds of insurance in accordance with the same, and (iii) a legal opinion of counsel acceptable to Agent and in form and substance acceptable to Agent as to the Assignment of Monies Payable under Insurance Policies being enforceable against Houbigant (1995) Limited or MEM Company (Canada) Limited, as the case may be.

            5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state, provincial, local and foreign laws and regulations applicable to it, including those relating to the FDA, licensing, labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, provided that each Credit Party shall comply in all respects and in any event with all such applicable laws regarding the withholding, collection, payment and/or deposit, as applicable, of employees' income, unemployment and health insurance and other benefits and social security.

            5.6 Supplemental Disclosure. From time to time as may be requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or which is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing; and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

            5.7 Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person, except where the failure to do so would not have a Material Adverse Effect.

            5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate which is reasonably likely to result in Environmental Liabilities in excess of $250,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $250,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, which, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower's expense, as Agent may from time to time request, which shall be conducted by reputable environmental consulting firms acceptable to Agent and shall be in form and substance acceptable to Agent, and
(ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder. Prior to any Credit Party executing any new lease for, or acquiring title to, any additional real property, such Credit Party shall provide Agent with a copy of a Phase I Environmental Site Assessment of such additional real property prepared by an environmental consultant reasonably acceptable to Agent, which shall demonstrate to the reasonable satisfaction of Agent that such additional real property is free of any material Environmental Liabilities; provided, however, that no Credit Party shall have any obligation to obtain such Phase I Environmental Site Assessment with respect to a new lease of additional real property where the Credit Party leases less than forty-five percent (45%) of the total available building space and uses such leasehold for non-manufacturing operations.

            5.9 Landlords' Agreements, Mortgagee Agreements and Bailee Letters.
(a) Each Credit Party shall use its reasonable best efforts to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property or mortgagee of owned property or with respect to any warehouse, processor or converter facility or other location where Collateral is located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Inventory or Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. With respect to such locations or warehouse space leased or owned as of the Closing Date or thereafter, if Agent has not received a landlord or mortgagee agreement or bailee letter as of the Closing Date or thereafter, as applicable, the Credit Party's Eligible Inventory at that location shall, in Agent's discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by Agent in its reasonable credit judgment. After the Closing Date, no real property or warehouse space shall be leased or acquired by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date, unless and until a satisfactory landlord (only with respect to leased property at which the Inventory or Collateral located thereon has a book value in excess of $200,000) and/or mortgagee agreement, mortgage or bailee letter, as appropriate, shall first have been obtained and delivered to Agent with respect to each such location; provided that the Credit Parties may hold Inventory with a book value not to exceed $200,000 in the aggregate at newly established locations with Agent's prior approval and subject to a Reserve established at Agent's discretion. Subject to Section 5.2(b), each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

            (b) In the event that those certain properties located in Northvale, New Jersey, as more particularly described on Disclosure Schedule (3.6) (the "Northvale Properties") are not sold on or before the first anniversary of the date hereof, Borrower and/or the applicable Credit Parties shall deliver to Agent, each in form and substance satisfactory to Agent, mortgages covering the Northvale Properties (the "Northvale Mortgages") together with: (a) title insurance policies, current as-built surveys, zoning letters and certificates of occupancy, in each case satisfactory in form and substance to Agent, in its sole discretion; (b) evidence that counterparts of the Northvale Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create valid and enforceable first priority Liens (subject to Permitted Encumbrances) on the Northvale Properties in favor of Agent for the benefit of itself and

Lenders (or in favor of such other trustee as may be required or desired under local law); (c) opinions of counsel in form and substance satisfactory to Agent from New Jersey counsel satisfactory to Agent; (d) proof of payment of all title insurance premiums, documentary, stamp or intangible taxes, recording fees and mortgage taxes payable in connection with the recording of any of the Loan Documents or the issuance of the title insurance policies; and (e) such other documents and instruments as shall be reasonably requested by Agent.

            (c) In the event that the certain property located in Boucherville, Province of Quebec, Canada, as more particularly described on Disclosure Schedule (3.6) (the "Boucherville Property") is not sold on or before the first anniversary of the date hereof, Borrower and/or the applicable Credit Parties shall deliver to Agent, each in form and substance satisfactory to Agent, a deed of hypothec, in notarial form, hypothecating for the sum of Cdn$ 150,000,000 with interest thereon at the rate of 25% per annum, as security for the performance of all present and future obligations of MEM Company (Canada) Limited under the Loan Documents, the Boucherville Property and all present and future rents produced by the Boucherville Property as well as indemnities paid under insurance contracts covering such rents (the "Boucherville Hypothec") together with: (a) insurance policies, current as-built surveys, and certificate of location, in each case satisfactory in form and substance to Agent, in its sole discretion; (b) evidence that counterparts of the Boucherville Hypothec have been signed before a notary in the Province of Quebec and recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on the Boucherville Property in favor of Agent for the benefit of itself and Lenders; (c) opinions of counsel in form and substance satisfactory to Agent from Quebec counsel satisfactory to Agent as to the title of the Boucherville Property, the enforceability of the Boucherville Hypothec and such other matters as Agent considers necessary or desirable; (d) proof of payment of all documentary, land transfer, stamp or intangible taxes, recording fees, notarial fees and mortgage taxes payable in connection with the recording or registration of any of the Loan Documents; and (e) such other documents and instruments as shall be reasonably requested by Agent.

            5.10 Canadian Pension Plans. (a) For each existing Canadian Pension Plan, each Credit Party shall use its best efforts to ensure that such plan retains its registered status under and is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and all other applicable laws.

            (b) For each Canadian Pension Plan hereafter adopted by any Credit Party which is required to be registered under the Income Tax Act (Canada) or any other applicable laws, that Credit Party shall use its best efforts to seek and receive confirmation in writing from the applicable Governmental Authorities to the effect that such plan is unconditionally registered under the Income Tax Act (Canada) and such other applicable laws.

            (c) For each existing Canadian Pension Plan and Canadian Benefit Plan hereafter adopted, each Credit Party shall in a timely fashion perform all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding media therefor.

            (d) Borrower shall deliver to Agent if requested by Agent, promptly after the filing thereof by any Credit Party with any applicable Governmental Authority, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan; promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Credit Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and notification within 30 days of any increases in excess of $50,000, per annum in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which Borrower or any of its Subsidiaries was not previously contributing.

            5.11 Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the reasonable opinion of Agent to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document.

6.    NEGATIVE COVENANTS

            Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that, without the prior written consent of Agent and the Requisite Lenders, from and after the date hereof until the Termination
Date:

            6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person or operating division of any Person, except mergers, consolidations or combinations of any Credit Party (other than Parent) with any other Credit Party (other than Parent (other than a merger of Holdings into Parent)), provided that no Default or Event of Default shall have occurred and be continuing or would result from such merger, consolidation or combination and provided further that Borrower and Parent shall preserve and keep in full force and effect their respective corporate existence, and provided further that if any Canadian Subsidiary participates in any such transaction, (A) the Person formed thereby or that acquires all or substantially all of the assets or capital stock of such Canadian Subsidiary (the "Continuing Person") shall expressly assume in one or more supplemental indentures (including guarantees, security agreements, hypothecs, assignments and charges) executed and delivered to Agent in form and substance satisfactory to Agent, all of the Obligations of such Canadian Subsidiary, (B) there shall be no impairment to the terms or the priority of the security in the Collateral held by Agent and Lenders hereunder and thereunder, and (C) Agent and Lenders receive, in form and substance satisfactory to Agent, legal opinion(s) stating that Agent or Agent and Lenders, as applicable, hold security from the Continuing Person constituting a first priority Lien on the Collateral, subject to any such qualifications as Agent may accept in its discretion. Parent shall not acquire any assets (other than as permitted by this Section 6.1) except in the ordinary course of its business as a holding company. None of the Subsidiaries listed in Section 3.24 shall acquire any material assets (determined on an aggregate basis for all such Subsidiaries) or conduct any business.

            6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) each Credit Party may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Credit Party pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by the Credit Parties does not exceed $250,000 (not counting Accounts settled in accordance with Section 6.13); (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date and may make additional investments in any Subsidiary provided that such Subsidiary is a Credit Party; (c) so long as Agent has not delivered an Activation Notice and no Default or Event of Default shall have occurred and be continuing, the Credit Parties may make and own investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior secured rating of "A" or better (or the equivalent) by a nationally recognized rating agency (an "A Rated Bank"), (iv) time deposits, maturing no more than 30 days from the date of creation thereof with A Rated Banks, and (v) money market funds that invest substantially all of such funds' assets in investments described in clauses (i) - (iv) above; provided, however, that so long as there are any Revolving Credit Advances outstanding, the aggregate amount of such investments described in clauses (i) - (v) above shall not exceed $5,000,000; (d) the Credit Parties may make miscellaneous investments in the ordinary course of business in the aggregate amount not to exceed $1,000,000 at any time outstanding; (e) each Credit Party may hold investments comprised of stocks, bonds, notes, debentures, partnership interests, joint venture interests or other third party securities that are received in consideration for the consummation of an asset sale permitted under Section 6.8 to the extent permitted by Section 6.8; (f) the Credit Parties may make and hold investments in Permitted Joint Ventures; (g) RGI may maintain the 1997 Senior Notes Escrow Account; and (h) the Credit Parties may make loans and advances after the Closing Date to Subsidiaries that are not Credit Parties but are Pledged Entities (as defined in the Pledge Agreement) in aggregate amount not to exceed $2,000,000 outstanding at any one time.

            6.3 Indebtedness. (a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication): (i) Indebtedness secured by purchase money security interests or Capital Leases permitted in clause (c) of Section 6.7; (ii) the Loans and the other Obligations; (iii) additional Indebtedness not to exceed $2,000,000 in aggregate principal amount outstanding at any time; (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law except as set forth in Disclosure Schedule (6.3);
(v) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereto which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as reasonably determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified; (vi) the Parent Notes and RGI's guaranty of the 1997 Senior Notes; (vii) Indebtedness consisting of intercompany loans and advances made by Borrower to any other Credit Party that is a Guarantor or by any such Guarantor to Borrower; provided that (A) Borrower shall have executed and delivered to each such Guarantor, and each such Guarantor shall have executed and delivered to Borrower, on the Closing Date, a demand note (collectively, the "Intercompany Notes") to evidence any such intercompany Indebtedness owing at any time by Borrower to such Guarantor or by such Guarantor to Borrower, which Intercompany Notes shall be in form and substance satisfactory to Agent including subordination terms and shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations, (B) Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent, (C) at the time any such intercompany loan or advance is made by Borrower and after giving effect thereto, Borrower shall be Solvent, (D) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan, (E) the aggregate balance of all such intercompany loans owing to Borrower shall not exceed $75,000,000 at any time, (F) the recipient of any such intercompany loans shall be creditworthy as determined by Agent, and (G) intercompany loans to Parent may only be made if and to the extent such funds could have been paid to Parent as a Restricted Payment pursuant to Section 6.14 and the amount of all such outstanding intercompany loans shall reduce the amount available to be paid as a Restricted


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

Payment pursuant to Section 6.14; (viii) Indebtedness to the extent permitted by
Section 6.17; and (ix) unsecured commercial letters of credit in the ordinary course of business not to exceed $5,000,000 in the aggregate principal amount outstanding at any time.

            (b) No Credit Party (other than Parent) shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, or other amount (other than interest) payable in respect of the Parent Debt other than pursuant to refinancings permitted pursuant to Section 6.3(a)(v).

            6.4   Employee Loans and Affiliate Transactions.

            (a) Except as otherwise expressly permitted in this Section 6 with respect to Affiliates, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party. All such transactions existing as of the date hereof are described on Disclosure Schedule (6.4(a)).

            (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except reasonable and customary loans to their respective employees in the ordinary course of business consistent with past practices up to a maximum of $1,000,000 in the aggregate at any one time outstanding.

            6.5 Capital Structure and Business. No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations which could in any way adversely affect the repayment of the Loans or any of the other Obligations or could have or result in a Material Adverse Effect, (b) make any change in its capital structure as described on Disclosure Schedule (3.9), including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, except that Parent may issue additional shares of its Stock so long as no Change of Control occurs after giving effect thereto, or (c) amend its charter or bylaws in a manner which would adversely affect Agent or Lenders or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

            6.6 Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.

            6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for: (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7); and (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $10,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt or such Capital Lease Obligations and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets). In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases or Capital Leases which prohibit Liens upon the assets that are subject thereto and proceeds thereof (including, without limitation, insurance and condemnation proceeds).

            6.8 Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including its capital Stock or the capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise but subject, in the case of Parent, to the provisions of Section 6.5(b)) or any of their Accounts, other than (a) the sale of Inventory in the ordinary course of business, and (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party's business and having a value not exceeding $250,000 in any single transaction or series of related transactions or $500,000 in the aggregate in any Fiscal Year, (c) other Equipment and Fixtures having a value not exceeding $250,000 in any single transaction series of related transactions or $1,000,000 in the aggregate in any Fiscal Year, (d) the sale of the assets described on Disclosure Schedule (6.8), and (e) the sale of the Northvale Properties and the Boucherville Property on or before the first anniversary of the date hereof in accordance with the provisions of Sections 5.9(b) and 5.9(c), respectively. With respect to any disposition of assets or other properties permitted pursuant to clause (b) and clause (c) above, Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrower, at Borrower's expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrower.

            6.9 ERISA. Except as set forth in Disclosure Schedule (3.12), no Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event which could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA.

            6.10 Financial Covenants. Borrower shall not breach or fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth in Annex G.

            6.11 Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or impacts which could not reasonably be expected to have a Material Adverse Effect.

            6.12 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

            6.13 Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except in the ordinary course of its business consistent with past practices.

            6.14 Restricted Payments. No Credit Party shall make any Restricted Payment, except: (a) intercompany loans and advances between Borrower and Guarantors to the extent permitted by Section 6.3 above; (b) employee loans permitted under Section 6.4(b) above; (c) Restricted Payments to Borrower; (d) dividends to any Credit Party to the extent used to pay dividends to Parent on each scheduled interest payment date of the Parent Debt outstanding on the date hereof as required by the terms thereof as presently in effect and exclusive of any Exchange Notes which are hereafter issued pursuant to the terms of the Cumulative Exchangeable Preferred Stock in an amount not to exceed the scheduled interest thereon then due and payable at the rate then in effect (the "Scheduled Interest Payments"), provided that (A) no payment Default shall have occurred and be continuing, (B) no Event of Default (other than a payment Default) shall have occurred during the preceding 179 calendar days and be continuing, and (C) during the first two years after the "Issue Date" of the 1997 Senior Notes (as defined in the 1997 Senior Notes Indenture), any such dividend on a semi-annual interest payment date shall not exceed the semi-annual interest on the 1997 Senior Notes then due and payable less the sum of (X) earnings on amounts held in the 1997 Senior Notes Escrow Account and (Y) $4,375,000; (e) dividends to Parent in an amount to pay management fees when due and payable pursuant to the Kidd Kamm Management Agreement as in effect on the Closing Date (the "Kidd Kamm Fees"), provided that no Event of Default shall have occurred and be continuing or would result from giving effect to any such dividend; (f) dividends to Parent for the purposes of Parent making tax payments in accordance with the terms of the Tax Sharing Agreement as in effect on the Closing Date; (g) dividends to Parent with respect to expenses incurred by Parent for directors' and officers' liability insurance, customary corporate filings, trustee fees provided for in the 1997 Senior Notes Indenture and 1994 Senior Notes Indenture, legal and accounting fees and expenses, and other customary


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

administrative expenses of Parent; (h) to pay dividends on the Parent's preferred Stock payable solely in shares of Parent's preferred Stock of the same class and dividends payable in kind on such additional shares; (i) the purchase, redemption or other acquisition for value of shares of common Stock of Parent (or options to acquire such shares) held by Parent's or its Subsidiaries' former employees (or their estates) following the death or termination of employment of such employees and the payment of dividends to be used for such purpose, in an aggregate amount not to exceed $1,000,000 during any consecutive twelve month period after the Closing Date, provided that no Event of Default shall have occurred and be continuing or would result from giving effect to any such purchase, redemption or other acquisition; (j) the acquisition of any shares of Stock of Parent or the repurchase, redemption or other repayment of Parent Notes solely out of the proceeds of the substantially concurrent sale of shares of Stock of Parent; (k) acquisitions or repayments of Parent Debt in connection with refinancings permitted pursuant to Section 6.3(a)(v); (l) dividends on the Parent's common Stock payable solely in shares of Parent's common Stock of the same class or in options, warrants or other rights to purchase shares of Parent's common Stock and dividends payable in kind on such additional shares;
(m) dividends to any Credit Party to the extent used to pay cash dividends to Parent on each scheduled dividend payment date after August 15, 1997 of the Cumulative Exchangeable Preferred Stock as required by the terms thereof as presently in effect in an amount not to exceed the scheduled dividend thereon then due and payable at the rate then in effect (the "Scheduled Dividend Payments"), provided that (A) no Event of Default shall have occurred and be continuing or would result from giving effect to any such dividend and (B) Net Borrowing Availability, after giving effect to such dividends, shall be at least $5,000,000; and (n) the payment by Parent of the Scheduled Interest Payments, Kidd Kamm Fees, and Scheduled Dividend Payments. The foregoing provisions of this Section 6.14 with respect to Restricted Payments to Parent are subject to the provisions of Section 6.3(a)(vii)(G).

            6.15 Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its corporate name, or (b) except as set forth in Disclosure Schedule (6.15), change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, or, in the case of Houbigant (1995) Limited, MEM Company (Canada) Limited and any other Credit Party that has intangible or incorporeal property in Quebec, its domicile within the meaning of the Civil Code of the Province of Quebec, in any case without at least thirty (30) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that as to each Credit Party other than Houbigant (1995) Limited and MEM Company (Canada) Limited any such new location shall be in the continental United States and as to Houbigant (1995) Limited and MEM Company (Canada) Limited any such new location shall be in the provinces of Quebec or Ontario. Without limiting the foregoing, no Credit


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

Party shall change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and Lenders and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year.

            6.16 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation with a third party (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower.

            6.17 No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it.

            6.18  [Intentionally Omitted].

            6.19 Changes Relating to Parent Debt. No Credit Party shall change or amend the terms of any Parent Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such Parent Debt; (b) change the dates upon which payments of principal or interest are due on such Parent Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Parent Debt; (d) change the redemption or prepayment provisions of such Parent Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Parent Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Parent Debt in a manner adverse to any Credit Party, Agent or any Lender. No Credit Party shall change or amend the terms of the 1994 Senior Notes Indenture if the effect of such amendment would be as to the items set forth above in clauses (a) - (f) with respect to any Indebtedness issued under such 1994 Senior Notes Indenture.

            6.20 Canadian Benefit and Pension Plans. None of the Credit Parties shall permit the solvency deficiency under Canadian Pension Plans, but only to the extent they are permitted to remain unfunded under applicable laws, to exceed (in the aggregate,


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

taking into account all Canadian Pension Plans of all Credit Parties) $100,000; make any improper withdrawals or applications of assets of a Canadian Pension Plan or Canadian Benefit Plan; accept payment of any amount from any Canadian Pension Plan; or merge any Canadian Pension Plan with any other pension plan.

7.    TERM

            7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

            7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided however, that in all events the provisions of Section 11, the indemnities contained in the Loan Documents and the payment obligations contained in Sections 1.14 and
1.15 shall survive the Termination Date.

8.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES

            8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

            (a) Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans when due and payable, or
(ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) Business Days following Agent's demand for such reimbursement or payment of expenses.

            (b) Any Credit Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.3 or 6, or any of the provisions set forth in Annexes C or G, respectively.

            (c) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes E or F, respectively, or any Credit Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.7 or 5.4, and the same shall remain unremedied for five (5) days or more.

            (d) Any Credit Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.

            (e) A default or breach shall occur and be continuing under any other agreement, document or instrument to which any Credit Party is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party in excess of $1,000,000 in the aggregate, or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $1,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

            (f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any material respect, or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

            (g) Assets of any Credit Party or any of their Subsidiaries with a fair market value of $500,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

            (h) A case or proceeding shall have been commenced against any Credit Party or any of their Subsidiaries seeking a decree or order in respect of any Credit Party or any of their Subsidiaries (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any Credit Party or any of their Subsidiaries or of any substantial part of any such Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any Credit Party or any of their Subsidiaries, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

            (i) Any Credit Party or any of their Subsidiaries (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Credit Party or any of their Subsidiaries or of any substantial part of any such Person's assets, (iii) shall make an assignment for the benefit of creditors, or (iv) shall take any corporate action in furtherance of any of the foregoing, or (v) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due or shall otherwise be insolvent under any applicable law.

            (j) A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate at any time outstanding shall be rendered against any Credit Party or any of their Subsidiaries and the same shall not, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

            (k) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby having a value in excess of $250,000.

            (l)   Any "Change of Control" shall occur.

            (m) Any default or breach by any Credit Party shall occur and be continuing under any of the Houbigant License Agreements which causes or permits the licensor to terminate any such agreement or any of such agreements shall be terminated for any reason.

            8.2 Remedies. (a) If any Default or Event of Default shall have occurred and be continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend this facility with respect to further Advances whereupon any further Advances shall be made or extended in Agent's sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Default or Event of Default shall have occurred and be continuing, Agent may (and at the written request of Requisite


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

Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans to the Default Rate.

            (b) If any Event of Default shall have occurred and be continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, (i) terminate this facility with respect to further Advances; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; and (iii) exercise any rights and remedies provided to Agent under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 8.1(g), (h) or (i), all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

            8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard,
(b) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshalling and exemption laws.

9.    ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

            9.1 Assignment and Participations. (a) The Credit Parties signatory hereto consent to any Lender's assignment of, and/or sale of participations in, at any time or times, any of the Loans, Loan Documents, any Commitment or of any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Any assignment by a Lender shall (i) require the consent of Agent and Borrower (which, in each case, shall not be unreasonably withheld or delayed) and the execution of an assignment agreement (an "Assignment Agreement" substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance satisfactory to, and acknowledged by, Agent, provided, however, that such consent of Borrower shall not be required if a Default or Event of Default shall have occurred and be continuing or for any assignment by a Lender to another Lender; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) if a partial assignment, be in


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

an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $7,500,000; and (iv) include a payment by the assigning Lender to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of a Note, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge or assign all or any portion of such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.

            (b) Any participation by a Lender of all or any part of its Commitments shall be in an amount at least equal to $5,000,000, and with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.12, 1.14, 1.15 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a "Lender". Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

            (c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or


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

granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

            (d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.4(c).

            (e) A Lender may furnish any information concerning Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

            (f) So long as no Event of Default shall have occurred and be continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.15(a), increased costs under Section 1.15(b), an inability to fund LIBOR Loans under
Section 1.15(c), or withholding taxes in accordance with Section 1.15(d).

            9.2 Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or


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

representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

            If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

            9.3 Agent's Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party;
(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate


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

or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

            9.4 GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding interests in the Loans and GE Capital as Agent.

            9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

            9.6 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower and without limiting the obligations of Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's gross negligence or wilful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement


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

(whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower.

            9.7 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders or the Agent hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default shall have occurred and be continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Agent may be removed at the written direction of the holders (other than Agent) of three-fourths or more of the Commitments (excluding Agent's Commitment); provided that in so doing, such Lenders shall be deemed to have waived and released any and all claims they may have against Agent.

            9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Credit Party (regardless of whether such balances are then due to such Credit Party) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of any Credit Party against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Note exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or received with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Credit Party agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off or received such payment, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

            9.9 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

            (a) Advances; Payments. (i) Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender's Pro Rata Share of each Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan and not later than 11:00 a.m. (New York time) on the requested funding date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

                  (ii) On the second (2nd) Business Day of each calendar week or more frequently as aggregate cumulative payments in excess of $5,000,000 are received with respect to the Loans (each, a "Settlement Date"), Agent will advise each Lender by telephone or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that such Lender has made all payments required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent will pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of that Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

            (b) Availability of Lender's Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without set-off, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

            (c) Return of Payments (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

                  (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.


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

            (d) Non-Funding Lenders. The failure of any Revolving Lender (such Revolving Lender, a "Non-Funding Lender") to make any Revolving Credit Advance on the date specified therefor shall not relieve any other Revolving Lender (each such other Revolving Lender, an "Other Lender") of its obligations to make such Advance on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance to be made by such Non-Funding Lender, and no Non-Funding Lender shall have any obligation to Agent or any Other Lender for the failure by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" or a "Revolving Lender" (or be included in the calculation of "Requisite Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document.

            (e) Dissemination of Information. Agent will use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, however, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

            (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of set-off) without first obtaining the prior written consent of Agent or Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent.

10.   SUCCESSORS AND ASSIGNS

            10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Requisite Lenders shall be


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

void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.   MISCELLANEOUS

            11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2 below. Any letter of interest or fee letter (other than the GE Capital Fee Letter) between any Credit Party and Agent or any Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

            11.2 Amendments and Waivers. (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any of the Notes, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Lenders or all affected Lenders, as applicable. Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

            (b) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby, do any of the following: (i) increase the principal amount of any Lender's Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for Lenders or any of them to take any action hereunder; and (vi) amend or waive this Section 11.2 or the definitions of the terms "Requisite Lenders" insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

            (c) If in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change") requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a "Non-Consenting Lender"), then so long as Agent is not a Non-Consenting Lender, at Borrower's request Agent, or a Person acceptable to Agent, shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

            (d) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 1.12), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents as the Borrower may reasonably deem necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

            11.3 Fees and Expenses. Borrower shall reimburse Agent for all out-of-pocket expenses incurred in connection with the preparation of the Loan Documents (including the reasonable fees and expenses of all of its special loan counsel, advisors, consultants and auditors retained in connection with the Loan Documents and the transactions contemplated hereby and thereby and advice in connection therewith). Borrower shall reimburse Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all reasonable out-of-pocket fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

                  (a) the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of the Loans;

                  (b) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or documents contemplated hereby or thereby or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

                  (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any Credit Party or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

                  (d) any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

                  (e) any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

                  (f) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, except that if a Default or Event of Default shall not have occurred and be continuing, Agent shall be entitled to reimbursement for no more than two inspections, audits and verifications of properties, books and records and Collateral plus one inspection, audit and verification accompanying the Credit Parties' independent accountants for the physical count of Inventory (in each case, as contemplated by Section 1.13) in any Fiscal Year;

including all reasonable attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other reasonable fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this
Section 11.3 shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

            11.4 No Waiver. Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrower specifying such suspension or waiver.

            11.5 Remedies. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

            11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

            11.8 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or if based on the advice of legal counsel to Agent or such Lender proposing to make such disclosure, Agent or such Lender is required or compelled to do so by any court decree, subpoena or legal or administrative order or process, provided that in any such instance in which Agent or such Lender intends to make such disclosure, Agent or such Lender shall give Borrower such prior written notice thereof as is reasonably practicable under the circumstances in order to allow the Credit Party or Credit Parties affected thereby opportunity to seek a protective order or injunctive relief; (d) as, in the opinion of Agent's or such Lender's counsel, required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or
(f) which ceases to be confidential through no fault of Agent or such Lender.

            11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY CREDIT PARTY, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT AGENT, LENDERS AND EACH CREDIT PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK AND, PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN

ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION WHICH SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

            11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated on Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

            11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.


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

            11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

            11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

            11.14 Press Releases. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the documents contemplated hereby or thereby without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliates is required to do so under law and then, in any event, such Credit Party or its Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

            11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.


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

            11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

            11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                                    DANA PERFUMES CORP.


                                    By: ________________________________

                                    Title:______________________________


                                    GENERAL ELECTRIC CAPITAL
                                    CORPORATION,
Commitment                          as Agent and Lender
$75,000,000
                                    By: ________________________________

                                    Title: _____________________________

            The following Persons are signatories to this Agreement as to covenants and representations, other than payment obligations herein contained.

                                           Credit Parties:

                                    RENAISSANCE COSMETICS, INC.


                                    By: ________________________________

                                    Title:______________________________


                                    COSMAR CORPORATION


                                    By: ________________________________

                                    Title:______________________________

                                    GREAT AMERICAN COSMETICS, INC.


                                    By: ________________________________

                                    Title:______________________________


                                    HOUBIGANT (1995) LIMITED


                                    By: ________________________________

                                    Title:______________________________


                                    MEM COMPANY, INC.


                                    By: ________________________________

                                    Title:______________________________


                                    ARISTOCRAT LEATHER PRODUCTS,
                                    INC.


                                    By: ________________________________

                                    Title:______________________________


                                    MARTON FRERES, INC.


                                    By: ________________________________

                                    Title:______________________________

                                    MEM COMPANY (CANADA) LIMITED


                                    By: ________________________________

                                    Title:______________________________


                                    ENGLISH LEATHER, INC.


                                    By: ________________________________

                                    Title:______________________________

                               ANNEX A (Recitals)
                                       to
                                CREDIT AGREEMENT

                                   DEFINITIONS

            Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all section references in the following definitions shall refer to Sections of the Agreement:

            "1994 Senior Notes" those certain 13 3/4% Senior Notes due 2001, Series B, issued by Parent in an aggregate original principal amount of $65,000,000.

            "1994 Senior Notes Indenture" shall mean the Indenture, dated as of August 18, 1994, among Parent, the guarantors named therein, and American Bank National Association, as it may from time to time be amended, modified or supplemented.

            "1997 Senior Notes" shall mean those certain 11 3/4% Senior Notes due 2004 issued by Parent in an aggregate principal amount of $200,000,000.

            "1997 Senior Notes Escrow Account" shall mean the escrow account established pursuant to the 1997 Senior Notes Escrow Agreement, into which RGI has initially deposited $17,500,000, which it received from Parent out of the net proceeds from the offering of 1997 Senior Notes.

            "1997 Senior Notes Escrow Agreement" shall mean the Escrow and Disbursement Agreement, dated as of February 7, 1997, among United States Trust Company of New York, as escrow agent, United States Trust Company of New York, as trustee under the 1997 Senior Notes Indenture, Parent and RGI.

            "1997 Senior Notes Indenture" shall mean the Indenture, dated as of February 7, 1997, among Parent, RGI and United States Trust Company of New York, as trustee.

            "Account Debtor" shall mean any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account.

            "Accounts" shall mean all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party and, in any event, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to any Credit Party, whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations which may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to any Credit Party, under all purchase orders and contracts for the sale of goods or the performance of services or both by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

            "Activation Event" and "Activation Notice" shall have the meanings set forth in Annex C.

            "Advance" shall mean any Revolving Credit Advance.

            "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

            "Agent" shall mean GE Capital or its successor appointed pursuant to
Section 9.7.

            "Agreement" shall mean the Credit Agreement by and among Borrower, the other Credit Parties, GE Capital, as Agent and Lender and the other Lenders signatory from time to time to the Agreement.

            "Appendices" shall have the meaning assigned to it in the recitals to the Agreement.

            "Applicable Margins" means collectively the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin.

            "Applicable Revolver Index Margin" shall mean the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.4(a) of the Agreement.

            "Applicable Revolver LIBOR Margin" shall mean the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.4(a) of the Agreement.

            "Assignment Agreement" shall have the meaning assigned to it in
Section 9.1(a).

            "Assignment of Monies Payable under Insurance Policies" shall mean each Assignment of Monies Payable under Insurance Policies to be executed by Houbigant (1995) Limited or MEM Company (Canada) Limited in favor of Agent, for the benefit of Agent and Lenders, in form and substance satisfactory to Agent, as restated, amended, supplemented or otherwise modified from time to time, in form and substance satisfactory to Agent, and shall refer to each Assignment of Monies Payable under Insurance Policies as the same may be in effect at the time such reference becomes operative.

            "Borrower" shall have the meaning assigned thereto in the recitals to the Agreement.

            "Borrowing Availability" shall have the meaning assigned to it in
Section 1.1(a)(i).

            "Borrowing Base" shall mean, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

            (a) up to eighty-five percent (85%) of Eligible Accounts, less any Reserves established by Agent at such time; and

            (b) up to seventy-five percent (75%) of the book value of Eligible Inventory valued on a first-in, first-out basis (at the lower of cost or market), less any Reserves established by Agent at such time.

            "Borrowing Base Certificate" shall mean a certificate to be executed and delivered from time to time by Borrower in the form attached to the Agreement as Exhibit 4.1(b).

            "Boucherville Hypothec" shall have the meaning assigned to it in
Section 5.9(c).

            "Boucherville Property" shall have the meaning assigned to it in
Section 5.9(c).

            "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

            "Canadian Benefit Plans" shall mean all material employee benefit plans of any nature or kind whatsoever maintained or contributed to by any Credit Party having employees in Canada that are not Canadian Pension Plans.

            "Canadian Guarantees" shall mean the Houbigant Guarantee and the MEM Canada Guarantee of even date herewith entered into between Agent, on behalf of itself and Lenders, and Houbigant (1995) Limited and MEM Company (Canada) Limited, respectively.

            "Canadian Hypothecs" shall mean the Houbigant Deed of Hypothec and the MEM Canada Deed of Hypothec of even date herewith entered into between Agent, Lenders and Houbigant (1995) Limited and MEM Company (Canada) Limited, respectively.

            "Canadian Intellectual Property Acknowledgement" shall mean the Acknowledgement and Consent of even date herewith given by Houbigant, Inc., Chase Manhattan Bank and Fleet Bank, in respect of certain intellectual property of Houbigant (1995) Limited in favor of Agent, on behalf of itself and Lenders.

            "Canadian Intellectual Property Security Agreements" shall mean the Houbigant Intellectual Property Security Agreement, the United States Trademark Security Agreement and the MEM Canada Intellectual Property Security Agreement of even date herewith entered into between Agent, on behalf of itself and Lenders, and Houbigant (1995) Limited and MEM Company (Canada) Limited, respectively.

            "Canadian Pension Plans" shall mean each plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by any Credit Party for its employees or former employees.

            "Canadian Security Agreements" shall mean the Houbigant Security Agreement and the MEM Canada Security Agreement of even date herewith entered into between Agent, on behalf of itself and Lenders, and Houbigant (1995) Limited and MEM Company (Canada) Limited, respectively.

            "Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and are required to be capitalized under GAAP.

            "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

            "Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

            "Cash Management Systems" shall have the meaning assigned to it in
Section 1.7.

            "Change of Control" shall mean the occurrence of one or more of the following events: (a) any Person (including a Person's Affiliates and associates), other than a Principal, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of the total voting power of Parent's common Stock; (b) prior to a public offering by Parent of shares of its common Stock, the Principals collectively shall dispose of more than 50% of the shares of Parent's common Stock owned by the Principals in the aggregate as of the date hereof (excluding dispositions made to another Principal); (c) prior to a public offering by Parent of shares of its common Stock, any Person (including a Person's Affiliates and associates), other than a Principal, becomes the beneficial owner of more than 35% of the total voting power of Parent's common Stock, or the Principals together with the officers and employees of the Parent beneficially own, in the aggregate, a lesser percentage of the total voting power of the Parent's common Stock than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Parent;
(d) subsequent to a public offering by Parent of shares of its common Stock, any Person (including a Person's Affiliates and associates), other than a Principal, becomes the beneficial owner of more than 35% of the total voting power of Parent's common stock, and the Principals together with the officers and employees of the Parent beneficially own, in the aggregate, a lesser percentage of the total voting power of the Parent's common Stock than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Parent;
(e) subsequent to a public offering by Parent of shares of its common Stock, during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Parent has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the board of directors of Parent; (f) Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of Holdings, or if Holdings is merged out of existence, Borrower; or (g) Holdings (or if Holdings is merged out of existence, Parent) shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of Borrower.

            "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

            "Chattel Paper" shall mean any "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

            "CIBC Credit Documents" shall mean the Senior Secured Credit Agreement dated as of December 4, 1996, by and among Holdings, Parent, certain Subsidiaries of Parent, and the lenders named therein, the notes issued pursuant thereto, and all related documents executed pursuant thereto or in connection therewith, as any of the foregoing may from time to time be amended, modified or supplemented.

            "Closing Date" shall mean the date of execution of this Agreement.

            "Closing Checklist" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

            "Code" shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent's or any Lender's security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

            "Collateral" shall mean the property covered by the Security Agreement, the Canadian Security Agreements, the Canadian Hypothecs, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

            "Collateral Documents" shall mean the Security Agreement, the Canadian Security Agreements, the Canadian Hypothecs, the Pledge Agreement, the Guaranty, the Canadian Guarantees, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Canadian Intellectual Property Security Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

            "Collateral Reports" shall mean the reports with respect to the Collateral referred to in Annex F.

            "Collection Account" shall mean that certain account of Agent, account number 502-328-54 in the name of Agent at Bankers Trust Company in New York, New York.

            "Commitment Termination Date" shall mean the earliest of (a) March 12, 2002, (b) the date of termination of Lenders' obligations to make Advances or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and
(c) the date of indefeasible prepayment in full by Borrower of the Loans and the permanent reduction of the Commitment to zero dollars ($0), in accordance with the provisions of Section 1.2(a).

            "Commitments" shall mean (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances as set forth on the signature page to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, which aggregate commitment shall be Seventy Five Million Dollars ($75,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

            "Compliance Certificate" shall have the meaning assigned to it in Annex E.

            "Continuing Person" shall have the meaning assigned to it in Section 6.1.

            "Contracts" shall mean all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

            "Control Letter" means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of a Credit Party, or (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of a Credit Party, whereby, among other things, the issuer or securities intermediary disclaims any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by such Credit Party.

            "Copyright License" shall mean any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

            "Copyrights" shall mean all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

            "Copyright Security Agreement" shall mean the Copyright Security Agreement made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

            "Credit Parties" shall mean Borrower, Parent, Holdings, Great American Cosmetics, Inc., Houbigant (1995) Limited, MEM Company, Inc., Aristocrat Leather Products, Inc., Marton Freres, Inc., MEM Company (Canada) Limited, English Leather, Inc. and the other credit parties identified as such on the signature pages to this Agreement.

            "Credit Party Accounts" shall have the meaning assigned to it in Annex C.

            "Cumulative Exchangeable Preferred Stock" shall mean the Cumulative Exchangeable Preferred Stock of Parent.

            "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

            "Default Rate" shall have the meaning assigned to it in Section 1.4(d).

            "Disbursement Accounts" shall have the meaning assigned to it on Annex C.

            "Disclosure Schedules" shall mean the Schedules prepared by Borrower and denominated as Disclosure Schedules 1.3 through 6.15 in the Index to the Agreement.

            "Documents" shall mean any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

            "Dollars" or "$" shall mean lawful currency of the United States of America.

            "EBITDA" shall mean, with respect to any Person for any fiscal period, an amount equal to (a) consolidated net income of such Person for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains which have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus
(c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

            "Eligible Accounts" shall have the meaning assigned to it in Section
1.5 of the Agreement.

            "Eligible Inventory" shall have the meaning assigned to it in
Section 1.6 of the Agreement.

            "Environmental Laws" shall mean all applicable federal, state, provincial, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. ss.ss. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. ss.ss. 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601 et seq.); the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, provincial, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

            "Environmental Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

            "Environmental Permits" shall mean all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Authority under any Environmental Laws.

            "Equipment" shall mean all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

            "ERISA Affiliate" shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) which, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b),
(c), (m) or (o) of the IRC.

            "ERISA Event" shall mean, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days;
(g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status.

            "ESOP" shall mean a Plan which is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

            "Event of Default" shall have the meaning assigned to it in Section 8.1.
            "FDA" shall mean the Food and Drug Administration or any successor thereto.

            "Federal Funds Rate" shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent.

            "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

            "Fees" shall mean any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

            "Financial Statements" shall mean the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 of the Agreement and Annex E to the Agreement.

            "Fiscal Month" shall mean any of the monthly accounting periods of Borrower.

            "Fiscal Quarter" shall mean any of the quarterly accounting periods of Borrower, ending on June 30, September 30, December 31 and March 31 of each year.

            "Fiscal Year" shall mean any of the annual accounting periods of Borrower ending on March 31 of each year.

            "Fixtures" shall mean any "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

            "Funded Debt" shall mean, with respect to any Person, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and which by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations.

            "GAAP" shall mean generally accepted accounting principles in the United States of America (or, in the case of Houbigant (1995) Limited and MEM Company (Canada) Limited, in Canada) as in effect on the Closing Date, consistently applied as such term is further defined in Annex G to the Agreement.

            "GE Capital Fee Letter" shall mean that certain letter dated February 10, 1997, between GE Capital, Parent and Borrower with respect to certain Fees to be paid from time to time by Borrower to GE Capital.

            "General Intangibles" shall mean any "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, and, in any event, including all right, title and interest which such Credit Party may now or hereafter have in or under any Contract, all customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments and rights of indemnification.

            "Governmental Authority" shall mean any nation or federal, state, local or foreign government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person
(a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

            "Guaranties" shall mean, collectively, the Guaranty, the Canadian Guarantees and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

            "Guarantors" shall mean Parent, Holdings, and each of their and Borrower's domestic or Canadian Subsidiaries except Dana Perfumes (Canada) Limited, and each other Person, if any, which executes a guarantee or other similar agreement in favor of Agent in connection with the transactions contemplated by the Agreement and the other Loan Documents.

            "Guaranty" shall mean the guaranty of even date herewith executed by Parent, Holdings and each of their and Borrower's domestic and Canadian Subsidiaries in favor of Agent and Lenders.

            "Hazardous Material" shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

            "Holdings" shall have the meaning ascribed thereto in the recitals to the Agreement.

            "Houbigant License Agreements" shall mean: (i) the License Agreement, dated May 2, 1994, between Houbigant, Inc. and Parfums Parquet Incorporated, as amended (the "Houbigant U.S. License"); (ii) the License Agreement, dated August 10, 1994, between Houbigant, Inc., Houbigant, GmbH, and Parfums Parquet Incorporated, as amended (the "Houbigant Worldwide License Agreement"); and (iii) the License Agreement between Houbigant, Inc. and Houbigant (1995) Limited, as amended (the "Houbigant Canadian License"), and any other material license agreement under which Houbigant (1995) Limited or any other Canadian Subsidiary may receive rights to use intellectual property of another Person.

            "Indebtedness" of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

            "Indemnified Liabilities" shall have the meaning assigned to it in
Section 1.12.

            "Index Rate" shall mean, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and
(ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

            "Index Rate Loan" shall mean a Loan or portion thereof bearing interest by reference to the Index Rate.

            "Instruments" shall mean any "instrument," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

            "Intellectual Property" shall mean any and all Licenses, Patents, Copyrights, Trademarks, trade secrets and customer lists.

            "Intercompany Notes" shall have the meaning assigned to it in
Section 6.3.

            "Interest Coverage Ratio" shall mean, with respect to any Person for any period, the ratio of (a) EBITDA, to (b) cash Interest Expense (without regard to interest income), less any portion thereof paid out of the 1997 Senior Notes Escrow Account, plus cash dividends paid to holders of Cumulative Exchangeable Preferred Stock.

            "Interest Expense" shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, in any event, interest expense with respect to any Funded Debt of such Person.

            "Interest Payment Date" means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest which is then accrued under the Agreement.

            "Inventory" shall mean any "inventory," as such term is defined in the Code, now or hereafter owned or acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property which are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

            "Investment Property" shall have the meaning ascribed thereto in
Section 9-115 of the Code in those jurisdictions in which such definition has been adopted and shall include (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts held by any Credit Party; (iv) all commodity contracts held by any Credit Party; and (v) all commodity accounts held by any Credit Party.

            "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

            "IRS" shall mean the Internal Revenue Service, or any successor thereto.

            "Kidd Kamm Management Agreement" shall mean the Management Services Agreement, dated August 16, 1994, between Kidd, Kamm & Company and Parent.

            "Lenders" shall mean GE Capital, the other Lenders named on the signature page of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations as permitted in accordance with the terms of the Agreement, such term shall include such permitted assignee.

            "Leverage Ratio" shall mean, with respect to any Person as of any date of determination, the ratio of (a) Funded Debt excluding Parent Debt, to
(b) EBITDA for the 12-month period then ended. For the purpose hereof, the amount of Revolving Loans to be included in the calculation of Funded Debt as of any date shall be the average amount of Revolving Loans outstanding as of the end of each month during the prior 3-month period.

            "LIBOR Business Day" shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

            "LIBOR Loan" shall mean a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

            "LIBOR Period" shall mean, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower's irrevocable notice to Agent as set forth in Section 1.4(e); provided that the foregoing provision relating to LIBOR Periods is subject to the following:

            (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR

      Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

            (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

            (c) any LIBOR Period pertaining to a LIBOR Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

            (d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

            (e) Borrower shall select LIBOR Periods so that there shall be no more than three (3) separate LIBOR Loans in existence at any one time.

            "LIBOR Rate" shall mean for each LIBOR Period, a rate of interest determined by Agent equal to:

            (a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of each LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

            (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (such rate to be adjusted to the nearest one sixteenth of one percent (1/16th of 1%) or, if there is not a nearest one sixteenth of one percent (1/16th of 1%), to the next highest one sixteenth of one percent (1/16th of 1%).

            If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

            "License" shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests in which any Credit Party now holds or hereafter acquires any interest.

            "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction concerning property owned by the debtor thereunder).

            "Litigation" shall have the meaning assigned to it in Section 3.13.

            "Loan Account" shall have the meaning assigned to it in Section
1.11.

            "Loan Documents" shall mean the Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent and/or Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated hereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Agreement as the same may be in effect at any and all times such reference becomes operative.

            "Loans" shall mean the Revolving Loan.

            "Material Adverse Effect" shall mean a material adverse effect on
(a) the business, assets, operations, or financial or other condition of the Credit Parties considered as a whole, (b) Borrower's or any Guarantor's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, and the Guaranties, respectively, (c) the Collateral or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents.

            "Maximum Amount" shall mean, at any particular time, an amount equal to the Commitment of all Lenders.

            "Mortgaged Properties" shall have the meaning assigned to it in Annex D.

            "Mortgages" shall mean each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent with respect to the Mortgaged Properties, all in form and substance satisfactory to Agent.

            "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 3(37)(A) of ERISA, and to which any Credit Party or ERISA Affiliate is making, or is obligated to make, contributions on behalf of participants who are or were employed by any of them.

            "Net Borrowing Availability" shall mean as of any date of determination, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case less the Revolving Loan then outstanding.

            "Northvale Mortgages" shall have the meaning assigned to it in
Section 5.9(b).

            "Northvale Properties" shall have the meaning assigned to it in
Section 5.9(b).

            "Notes" shall mean the Revolving Notes, collectively.

            "Notice of Conversion/Continuation" shall have the meaning assigned to it in Section 1.4(e).

            "Notice of Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a).

            "Obligations" shall mean all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of any Credit Party, whether or not allowed in such proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

            "Overadvance" shall have the meaning assigned to it in Section 1.1(a)(iii).

            "Parent" shall have the meaning ascribed thereto in the recitals to the Agreement.

            "Parent Debt" shall mean the Indebtedness of Parent evidenced by the 1997 Senior Notes, and those certain subordinated seller notes due August 15, 2002 issued by Parent in the aggregate original principal amount of $5,000,000.

            "Parent Notes" shall mean the 1997 Senior Notes and the seller notes referred to in the definition of Parent Debt.

            "Patent License" shall mean rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right with respect to any invention on which a Patent is in existence.

            "Patents" shall mean all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

            "Patent Security Agreement" shall mean the Patent Security Agreement made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

            "Permitted Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable; (b) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Credit Party; (e) inchoate and unperfected workers', mechanics', suppliers' or similar liens arising in the ordinary course of business; (f) carriers', warehousemen's or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $ 250,000 at any time; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (h) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (i) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (j) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; and
(k) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement.

            "Permitted Joint Venture" shall mean a Person (other than an individual or Governmental Authority) (i) that is not a Subsidiary of a Credit Party, (ii) a majority of whose revenues are derived or will, as a consequence of a Credit Party's investment therein, be derived from the operation of any line of business engaged in or reasonably related to a line of business engaged in by the Credit Parties and their Subsidiaries as of the date hereof, (iii) with respect to which a Credit Party has the power to direct or cause the direction of the management and policies, as a consequence of a Credit Party's investment therein; provided that the aggregate amount of the Credit Parties' investments in Permitted Joint Ventures at any one time outstanding shall not exceed $15,000,000 until the first anniversary of the Closing Date and $20,000,000 (less the outstanding amount of loans and advances made pursuant to clause (h) of Section 6.2 of the Agreement) thereafter and provided that the Credit Party's interest in Permitted Joint Ventures is pledged in accordance with the Pledge Agreement.

            "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, province, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

            "Plan" shall mean, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which any Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

            "Pledge Agreement" shall mean the Pledge Agreement of even date herewith executed by the Credit Parties signatory thereto in favor of Agent, on behalf of itself and Lenders, pledging 66% of the outstanding Stock of each non-Canadian foreign Subsidiary of any Credit Party owned or held by such pledgor and all Intercompany Notes owing to or held by such pledgor.

            "Principals" means Kidd Kamm Equity Partners, L.P. and Thomas V. Bonoma.

            "Prior Claims" shall mean all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank, or are capable of ranking, prior or pari passu with Agent's security interest or Agent's and Lender's hypothec (or the applicable equivalent thereof) against all or a part of the Collateral, including for amounts owing for wages, employee deductions, goods and services taxes, sales taxes, income taxes, employer health taxes, municipal taxes, workers' compensation, pension fund obligations and overdue rents.

            "Prior Lender" shall mean the lenders under the CIBC Credit
Documents.

            "Prior Lender Obligations" shall mean the obligations of the Credit Parties or any of their Subsidiaries under the CIBC Credit Documents.

            "Proceeds" shall mean "proceeds," as such term is defined in the Code and, in any event, shall include (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

            "Projections" means Parent's forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division by division basis, if applicable, and otherwise consistent with the historical Financial Statements of Parent, together with appropriate supporting details and a statement of underlying assumptions.

            "Pro Rata Share" shall mean with respect to all matters relating to any Lender with respect to the Revolving Loan, the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the aggregate Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1.

            "Qualified Plan" shall mean a Plan (other than a Multiemployer Plan) which is intended to be tax-qualified under Section 401(a) of the IRC.

            "Real Estate" shall have the meaning assigned to it in Section 3.6.

            "Refinancing" shall mean the repayment in full by Holdings of the Prior Lender Obligations on or prior to the Closing Date.

            "Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

            "Requisite Lenders" shall mean (a) Lenders having at least sixty-six and two-thirds percent (66 2/3%) of the Commitments of all Lenders, or (b) if the Commitments have been terminated, at least sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of the Loans.

            "Reserves" shall mean, with respect to the Borrowing Base (a) reserves established by Agent from time to time against Eligible Inventory pursuant to Section 5.9, (b) reserves established pursuant to Section 5.4(c), and (c) such other reserves (including in respect of Prior Claims) against Eligible Accounts or Eligible Inventory of the Credit Parties which Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Obligations shall be deemed to be a reasonable exercise of Agent's credit judgment.

            "Restricted Payment" shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of a Person's Stock,
(b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Parent Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; and (f) any payment of management fees (or other fees of a similar nature) by such Person to any Stockholder of such Person or their Affiliates.

            "Retiree Welfare Plan" shall mean, at any time, a Plan (other than a Multiemployer Plan) that is a "welfare plan" as defined in Section 3(2) of ERISA, that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other applicable state or other continuation of coverage laws and at the sole expense of the participant or the beneficiary of the participant.

            "Revolving Credit Advance" shall have the meaning assigned to it in
Section 1.1(a)(i).

            "Revolving Lenders" shall mean, as of any date of determination, Lenders having a Commitment.

            "Revolving Loan" shall mean, at any time, the aggregate amount of Revolving Credit Advances outstanding to Borrower.

            "Revolving Note" shall have the meaning assigned to it in Section 1.1(a)(ii).

            "RGI" shall have the meaning assigned thereto in Section 3.24.

            "Security Agreement" shall mean the Security Agreement of even date herewith entered into among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

            "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value (or, in the case of Houbigant (1995) Limited and MEM Company (Canada) Limited, the realizable value) of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person (and, in the case of Houbigant (1995) Limited and MEM Company (Canada) Limited, the stated capital of all classes);
(b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probably liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

            "Stock" shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

            "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (without regard to any Stock which might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership, joint venture, association or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

            "Supplier Waiver and Assignment" shall mean each agreement to be executed by each Affiliate supplier of a Credit Party (other than another Credit Party) in favor of Agent, for the benefit of Agent and Lenders, substantially in the form of Annex 7.9 to each Canadian Guarantee, including all amendments, restatements, modifications and supplements thereto, in form and substance satisfactory to Agent, and shall refer to each Supplier Waiver and Assignment as the same may be in effect at the time such reference becomes operative.

            "Taxes" shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or any political subdivision thereof.

            "Tax Sharing Agreement" shall mean the Tax Sharing Agreement among Parent and all of its domestic Subsidiaries, of even date herewith.

            "Termination Date" shall mean the date on which the Loans have been indefeasibly repaid in full and all other Obligations under the Agreement and the other Loan Documents have been completely discharged, and Borrower shall not have any further right to borrow any monies under the Agreement.

            "Title IV Plan" shall mean an employee pension benefit plan, as defined in Section 3 (2) of ERISA (other than a Multiemployer Plan), which is covered by Title IV of ERISA, and which any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

            "Trademark License" shall mean rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Trademark.

            "Trademarks" shall mean all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

            "Trademark Security Agreement" shall mean the Trademark Security Agreement made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

            "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

            All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

            Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

                                     ANNEX B
                                       to
                                CREDIT AGREEMENT


                             [Intentionally Omitted]

                              ANNEX C (Section 1.7)
                                       to
                                CREDIT AGREEMENT

                             CASH MANAGEMENT SYSTEMS

      Each Credit Party shall establish and maintain the Cash Management Systems described below:

            (a) On or before the Closing Date and until the Termination Date, each Credit Party shall deposit or cause to be deposited promptly, and in any event no later than the first Business Day (as defined, in the case of Houbigant
(1995) Limited and MEM Company (Canada) Limited, in clause (h) below) after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral into bank accounts in such Credit Party's name (collectively, the "Credit Party Accounts") at banks set forth on Disclosure Schedule (3.19) (each, a "Relationship Bank").

            (b) Subject, in the case of MEM Company (Canada) Limited, to the next paragraph, on or before the Closing Date (or such later date as Agent shall consent to in writing), each bank where a Disbursement Account is located and all other Relationship Banks shall have entered into tri-party pledged account agreements with Agent, for the benefit of itself and Lenders, and the applicable Credit Party, in form and substance acceptable to Agent, which shall become operative on or prior to the Closing Date. Each such pledged account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the Credit Party Accounts are held by such bank as agent or bailee-in-possession for Agent, on behalf of Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and, with respect to the pledged account agreement governing the pledged accounts of any Canadian Subsidiary that is a Credit Party, for the amount of any required adjustments due to clerical or calculation errors directly related to accounts and in accordance with any court order or notice of garnishment binding on the Relationship Bank party thereto or any applicable law binding on such bank and (iii) from and after the Closing Date (A) with respect to banks at which a Credit Party Account is located, such bank agrees, from and after the receipt of a notice (an "Activation Notice") from Agent (which Activation Notice may be given by Agent at any time at which (1) a Default or Event of Default shall have occurred and be continuing, (2) Agent reasonably believes based upon information available to it that a Default or an Event of Default is likely to occur; (3) Agent reasonably believes that an event or circumstance which is likely to have a Material Adverse Effect has occurred, or
(4) Agent reasonably has
grounds to question the integrity of the Credit Parties' Cash Management Systems or the Credit Parties' compliance with the provisions of this Annex C or any other provisions of the Loan Documents to the extent related to such Cash Management Systems (any of the foregoing being referred to herein as an "Activation Event"), to forward immediately all amounts in each Credit Party Account to the Collection Account (except in the case of amounts in each Canadian Subsidiary's Credit Party Account which shall be forwarded immediately to a Borrower's Credit Party Account and then forwarded from such account to the Collection Account) and to commence the process of daily sweeps from such Credit Party Account into the Collection Account (except in the case of amounts in each Canadian Subsidiary's Credit Party Account which shall be forwarded immediately to a Borrower's Credit Party Account and then forwarded from such account to the Collection Account). From and after the date Agent has delivered an Activation Notice to any bank with respect to any Credit Party Account(s), the Credit Parties shall not accumulate or maintain cash in disbursement or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

            The immediately preceding paragraph of this Annex C shall not apply to MEM Company (Canada) Limited until the earlier of MEM Company (Canada) Limited's failure to close its Credit Party Accounts on or before the date specified below for their closure and an Activation Event. MEM Company (Canada) Limited shall close its Canadian dollar Credit Party Account and its US dollar Credit Party Account located at Royal Bank of Canada, 582 Place TransCanada, Longueil, Quebec, on or before March 31, 1997. MEM Company (Canada) Limited shall not maintain at any time prior to the closure of these accounts or compliance with the immediately preceding paragraph of this Annex C an amount in excess of checks outstanding against these accounts.

            (c) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank or Credit Party Account or to replace any Disbursement Account; provided, however, that (i) Agent shall have consented in writing in advance to the opening of such account with the relevant bank (which consent shall not be unreasonably withheld) and (ii) prior to the time of the opening of such account, the applicable Credit Party, and such bank shall have executed and delivered to Agent a tri-party pledged account agreement, in form and substance satisfactory to Agent. Each Credit Party shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from Agent that the operating performance, funds transfer and/or availability procedures or performance with respect to accounts of the bank holding such accounts or Agent's liability under any tri-party pledged account agreement with such bank is no longer acceptable in Agent's reasonable judgment; provided, however, the Credit Parties shall not be required to close up to five (5) accounts in the aggregate so long as the balance of any such account does not exceed $30,000 per account.

            (d) The Credit Party Accounts and Disbursement Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Credit Party shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

            (e) All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.9 of the Agreement and shall be applied (and allocated) by Agent in accordance with Section 1.10 of the Agreement. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

            (f) Borrower may maintain, in its name, an account (each a "Disbursement Account" and collectively, the "Disbursement Accounts") at a bank acceptable to Agent into which Agent shall, from time to time, deposit proceeds of Revolving Credit Advances made to Borrower pursuant to Section 1.1 for use by Borrower solely in accordance with the provisions of Section 1.3.

            (g) Each Credit Party shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Credit Party (each a "Related Person") to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by such Credit Party or any such Related Person, and (ii) within one (1) Business Day (as defined, in the case of Houbigant (1995) Limited and MEM Company (Canada) Limited, in clause (h) below) after receipt by such Credit Party or any such Related Person of any checks, cash or other items or payment, deposit the same into a Credit Party Account of such Credit Party. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into Credit Party Accounts.

            (h) For purposes of this Annex C, with respect to obligations of Houbigant (1995) Limited and MEM Company (Canada) Limited, the term "Business Day" has the meaning assigned to it in the pledged account agreements to which Houbigant (1995) Limited and MEM Company (Canada) Limited is a party.

                            ANNEX D (Section 2.1(a))
                                       to
                                CREDIT AGREEMENT


                    SCHEDULE OF ADDITIONAL CLOSING DOCUMENTS

In addition to, and not in limitation of, the conditions described in Section
2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date, except as otherwise provided below (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

      A. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Agent.

      B. Revolving Notes. Duly executed originals of the Revolving Notes for each applicable Lender, dated the Closing Date.

      C. Security Agreement. Duly executed originals of each of the Security Agreement and the Canadian Security Agreement, each dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

      D. Insurance. (a) Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.

            (b) Duly executed originals of each Canadian Assignment of Monies Payable under Insurance Policies, together with acknowledgements executed by the applicable insurers.

      E. Security Interests and Code Filings. (a) Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated on the Closing Date).

            (b) Evidence satisfactory to Agent, including copies, of all UCC-1 and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

            (c) Control Letters from (i) all issuers of uncertificated securities and financial assets held by any Credit Party, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of any Credit Party, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by Credit Party.

      F. Payoff Letter; Termination Statements. Copies of a duly executed payoff letter, in form and substance satisfactory to Agent, by and between all parties to the CIBC Credit Documents evidencing repayment in full of all Prior Lender Obligations, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Agent, manually signed by the Prior Lender releasing all liens of Prior Lender upon any of the personal property of each Credit Party, (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of Prior Lender or relating to the Prior Lender Obligations, and (c) releases, which are in recordable form and are in form and substance satisfactory to Agent, manually signed by the Prior Lender, releasing all existing mortgages upon any of the Real Estate of any Credit Party.

      G. Intellectual Property Security Agreements. Duly executed originals of the Trademark Security Agreement, Copyright Security Agreement, Patent Security Agreement and the Canadian Intellectual Property Security Agreements, each dated the Closing Date and signed by each Credit Party which owns or has the right to use Trademarks, Copyrights and/or Patents, as applicable, and duly executed originals of the Canadian Intellectual Property Acknowledgement, each dated on or before the Closing Date and signed by all the parties signatory thereto, all in form and substance satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

      H. Guaranties. Duly executed originals of each of the Guaranty and the Canadian Guarantees, each dated the Closing Date, and all documents, instruments and agreements executed pursuant thereto.

      I. Initial Borrowing Base Certificate. Duly executed originals of an initial Borrowing Base Certificate from Borrower, dated the Closing Date and dated the date of the initial Loan, reflecting information concerning Eligible Accounts and Eligible Inventory of the Credit Parties.

      J. Initial Notice of Revolving Credit Advance. Duly executed originals of a Notice of Revolving Credit Advance, dated the date of the initial Loan, with respect to the initial Revolving Credit Advance to be requested by Borrower on such date.

      K. Letter of Direction. Duly executed originals of a letter of direction from Borrower addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement of the proceeds of the initial Revolving Credit Advance on the date thereof.

      L. Cash Management System; Pledged Account Agreements. Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party pledged account agreements, satisfactory to Agent, with the banks as required by Annex C.

      M. Charter and Good Standing. For each Credit Party, such Person's (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

      N. Bylaws and Resolutions. For each Credit Party, (a) such Person's bylaws, together with all amendments thereto and (b) resolutions of such Person's Board of Directors, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

      O. Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

      P. Opinions of Counsel. Duly executed originals of opinions of Brownstein Hyatt Farber & Strickland, P.C., counsel for the Credit Parties, together with any local counsel opinions requested by Agent, each in form and substance satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

      Q. Pledge Agreements. Duly executed originals of the Pledge Agreement accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant to the Pledge Agreement and stock powers for such share certificates executed in blank and (b) the original Intercompany Notes being pledged pursuant to the Pledge Agreement, duly endorsed in blank and, on or prior to the date of the initial Loan, evidence satisfactory to Agent that all such deliveries have been made and such pledge of shares has been duly perfected under the applicable laws of the jurisdiction of incorporation of the relevant pledged entity.

      R. Accountants' Letter. A letter authorizing the independent certified public accountants of the Credit Parties to communicate with Agent and Lenders in accordance with Section 4.2.

      S. Fee Letter. Duly executed originals of the GE Capital Fee Letter.

      T. Officer's Certificate. Agent shall have received duly executed originals of a certificate of the Chief Financial Officer of Borrower, dated the Closing Date, stating that: (i) since March 31, 1996, (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect, (b) there has been no material adverse change in the industry in which any Credit Party operates, (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents, and (d) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of any Credit Party or any of their Subsidiaries; (ii) since September 30, 1996, there have been no Restricted Payments made by any Credit Party except as disclosed in such certificate; (iii) Parent has purchased all of its aggregate $65.0 million principal of its outstanding 1994 Senior Notes, in accordance with the terms of its offer to purchase commenced on December 24, 1996; (iv) Parent has obtained the consent of the holders of at least a majority of the aggregate principal of the 1994 Senior Notes outstanding to amend the terms of the 1994 Senior Notes Indenture (pursuant to which such Notes were issued) to eliminate substantially all of the restrictive covenants contained in the 1994 Senior Notes Indenture, and such Indenture has been amended as contemplated by the offer to purchase as in effect; and (v) the proceeds of the offering of 1997 Senior Notes in an amount of $200,000,000 have been used to fund the 1997 Senior Notes Escrow Account, to repay all outstanding indebtedness under the CIBC Credit Documents, to finance the purchase by Parent of its outstanding 1994 Senior Notes, and to pay related fees and expenses, and such offering has been consummated in accordance with its terms.

      U. Waivers. Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance satisfactory to Agent, in each case as required pursuant to Section 5.9.

      V. Mortgages. Mortgages covering all of the Real Estate (the "Mortgaged Properties") together with: (a) title insurance policies, current as-built surveys, zoning letters and certificates of occupancy, in each case satisfactory in form and substance to Agent, in its sole discretion; (b) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on each Mortgaged Property in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law);
(c) an opinion of counsel in each state in which any Mortgaged Property is located in form and substance and from counsel satisfactory to Agent; and (d) proof of payment of all title insurance premiums, documentary, stamp or intangible taxes, recording fees and mortgage taxes payable in connection with the recording of any of the Loan Documents or the issuance of the title insurance policies.

      W. Subordination and Intercreditor Agreements. Agent and Lenders shall have received any and all subordination and/or intercreditor agreements or provisions, all in form and substance reasonably satisfactory to Agent, in its sole discretion, with respect to the Parent Debt (other than the 1997 Senior Notes).

      X. Environmental Reports. Agent shall have received Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-94, and applicable state requirements, on all of the Real Estate, dated no more than 6 months prior to the Closing Date, prepared by environmental engineers satisfactory to Agent, all in form and substance satisfactory to Agent, in its sole discretion; and Agent shall have further received such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Credit Party as Agent shall have requested, and Agent shall be satisfied, in its sole discretion, with the contents of all such environmental reports. Agent shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to Agent, authorizing Agent and Lenders to rely on such reports.

      Y. Appraisals. Agent shall have received appraisals of the Credit Parties' Intellectual Property, which shall be in form and substance satisfactory to Agent.

      Z. Audited Financials; Financial Condition. Agent shall have received Parent's Financial Statements for its Fiscal Year ended March 31, 1996 audited by Deloitte & Touche LLP. Parent shall have provided Agent with its current operating statements, a consolidated and consolidating balance sheet and statement of cash flows, the Projections, and (to be provided by Borrower) a Borrowing Base Certificate with respect to the Credit Parties certified by Borrower's Chief Financial Officer, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Financial Officer of Borrower, based on such current balance sheet and Projections, to the effect that (a) each

Credit Party will be Solvent upon the consummation of the transactions contemplated herein and (b) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of the Credit Parties' future financial performance and of the other information projected therein for the period set forth therein.

      AA. Supplier Waivers and Assignments. Duly executed originals of a Supplier Waiver and Assignment by each Affiliate supplier of Houbigant (1995) Limited and MEM Company (Canada) Limited.

      BB. Canadian Hypothecs. Duly executed originals of each Canadian Hypothec.

      CC. Tax Sharing Agreement. Duly executed original of the Tax Sharing Agreement, which shall be in a form and substance satisfactory to Agent.

      DD. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may, in its sole discretion, request.

                            ANNEX E (Section 4.1(a))
                                       to
                                CREDIT AGREEMENT

                FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING

            Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

            (a) Monthly Financial Information. To Agent and Lenders, within thirty (30) days after the end of each Fiscal Month, internally prepared financial reports in generally the form of Exhibit E-1, as amended from time to time by Parent, with the prior consent of Agent not to be unreasonably withheld.

            (b) Quarterly Financials. To Agent and Lenders, within forty-five
(45) days after the end of each Fiscal Quarter, unaudited consolidated and consolidating financial information regarding Parent and its Subsidiaries, certified by the Chief Financial Officer of Parent, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year, all prepared in accordance with GAAP (subject to normal year-end adjustments), and (iii) a summary of the outstanding balance of all Intercompany Notes. Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a "Compliance Certificate") showing the calculations used in determining compliance with each of the financial covenants set forth on Annex G which is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of Parent that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Parent and its Subsidiaries, on both a consolidated and consolidating basis, as at the end of such Fiscal Quarter and for the period then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Parent shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis which includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

            (c) Operating Plan. To Agent and Lenders, as soon as available, but not later than thirty (30) days after the beginning of each Fiscal Year, an annual operating plan for the Credit Parties, approved by the Boards of Directors of the Credit Parties, for the current year, which will include a statement of all of the material assumptions on which such plan is based, will include monthly balance sheets and a monthly budget for the current year and will integrate sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

            (d) Annual Audited Financials. To Agent and Lenders, within ninety
(90) days after the end of each Fiscal Year, audited Financial Statements for Parent and its Subsidiaries on a consolidated and consolidating basis (except that such consolidating Financial Statements shall be unaudited) consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP, certified, as to such consolidated Financial Statements, without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the financial covenants set forth on Annex G, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) a letter addressed to Agent, on behalf of itself and Lenders, in form and substance reasonably satisfactory to Agent and subject to standard qualifications taken by nationally recognized accounting firms, signed by such accounting firm acknowledging that Agent and Lenders are entitled to rely upon such accounting firm's certification of such audited Financial Statements, (iv) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (v) the certification of the Chief Financial Officer of Parent that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Parent and its Subsidiaries on a consolidated and consolidating basis, as at the end of such year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

            (e) Management Letters. To Agent and Lenders, within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

            (f) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default, default under any of the leases listed on Disclosure Schedule (3.6) or other event which has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

            (g) SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

            (h) Parent Debt and Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Parent Debt or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Parent Debt, notice of such event of default.

            (i) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6 of the Agreement.

            (j) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that
(i) seeks damages in excess of $250,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, or (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities which could result in damages in excess of $250,000.

            (k) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4 of the Agreement.

            (l) To Agent, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, and (ii) such other notices or documents as Agent may request in its reasonable discretion.

            (m) Other Documents. To Agent and Lenders, such other financial and other information respecting any Credit Party's business or financial condition as Agent or any Lender shall, from time to time, request.

                            ANNEX F (Section 4.1(b))
                                       to
                                CREDIT AGREEMENT

                               COLLATERAL REPORTS

            Borrower shall deliver or cause to be delivered the following:

            (a) To Agent, upon its request, and in no event less frequently than ten (10) Business Days after the end of each Fiscal Month (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), each of the following:

            (i) a Borrowing Base Certificate with respect to the Credit Parties, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

            (ii) with respect to the Credit Parties, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

            (iii) with respect to the Credit Parties, a monthly trial balance showing Accounts outstanding aged from invoice due date as follows: future, current, 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a summary aging of Accounts for each Credit Party for the current month and the comparable month of the prior Fiscal Year, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

            (iv) with respect to the Credit Parties, collateral reports, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit Parties, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

            (b) To Agent, at the time of delivery of each of the monthly financial information delivered pursuant to Annex E, a reconciliation of the Accounts trial balance and month-end Inventory reports of the Credit Parties to the Credit Parties' general ledger and monthly financial information delivered pursuant to such Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

            (c) To Agent, at the time of delivery of each of the Quarterly Financial Statements delivered pursuant to Annex E, a list of any applications for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office, Canadian Patent Office, Canadian Trade-marks Office, Canadian Copyright Office, or any similar office or agency which any Credit Party thereof has filed in the prior Fiscal Quarter.

            (d) Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, which the Credit Parties may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default shall have occurred and be continuing, the Credit Parties shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require).

            (e) Borrower, at its own expense, shall deliver to Agent such appraisals of the Credit Parties' assets as Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance, satisfactory to Agent.

            (f) Such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

                             ANNEX G (Section 6.10)
                                       to
                                CREDIT AGREEMENT

                               FINANCIAL COVENANTS

            Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

      (a) Maximum Capital Expenditures. The Parent on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

                                                      Maximum Capital
             Period                           Expenditures per Period

For the Fiscal Year ending March 31, 1997                  $9,500,000
For the Fiscal Year ending March 31, 1998                  12,000,000
For the Fiscal Year ending March 31, 1999                  10,000,000
      and each Fiscal Year ending thereafter

      (b) Minimum EBITDA. The Parent on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, EBITDA for the respective periods set forth below of not less than the following:

            12-month
          Period Ended                                EBITDA
          ------------                                ------
      March 31, 1997                                $20,000,000
      June 30, 1997                                  20,000,000
      September 30, 1997                             22,000,000
      December 31, 1997                              26,000,000
      March 31, 1998                                 32,500,000
      June 30, 1998                                  33,000,000
      September 30, 1998                             35,500,000
      December 31, 1998                              38,000,000
      March 31, 1999                                 41,000,000
      June 30, 1999                                  41,500,000
      September 30, 1999                             44,500,000
      December 31, 1999                              47,500,000
      March 31, 2000                                 51,500,000
            and each Fiscal Quarter end thereafter

      (c) Maximum Leverage Ratio. The Parent on a consolidated basis shall have, at the end of each Fiscal Quarter from and after the Fiscal Quarter ending March 31, 1997, a Leverage Ratio not in excess of 3.75 to 1.0.

      (d) Minimum Interest Coverage Ratio. The Parent on a consolidated basis shall have at the end of each Fiscal Quarter set forth below, an Interest Coverage Ratio for the 12-month period then ended of not less than the following:

          1.10 for the Fiscal Quarter ending March 31, 1997;
          1.10 for the Fiscal Quarter ending June 30, 1997;
          1.20 for the Fiscal Quarter ending September 30, 1997;
          1.35 for the Fiscal Quarter ending December 31, 1997;
          1.50 for the Fiscal Quarter ending March 31, 1998;
          1.50 for the Fiscal Quarter ending June 30, 1998;
          1.60 for the Fiscal Quarter ending September 30, 1998;
          1.70 for the Fiscal Quarter ending December 31, 1998;
          1.75 for the Fiscal Quarter ending March 31, 1999;
          1.75 for the Fiscal Quarter ending June 30, 1999;
          1.75 for the Fiscal Quarter ending September 30, 1999;
          1.75 for the Fiscal Quarter ending December 31, 1999;

          1.75 for the Fiscal Quarter ending March 31, 2000;
          1.75 for the Fiscal Quarter ending June 30, 2000;
          1.80 for the Fiscal Quarter ending September 30, 2000;
          1.90 for the Fiscal Quarter ending December 31, 2000; and
          2.00 for the Fiscal Quarter ending March 31, 2001 and each Fiscal Quarter end thereafter.

            Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Credit Parties' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (b) changes in accounting principles concurred in by Borrower's certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 and/or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

                            ANNEX H (Section 9.9(a))
                                       to
                                CREDIT AGREEMENT

                       LENDERS' WIRE TRANSFER INFORMATION

GE Capital:

      Bankers Trust Company
      One Bankers Trust Plaza
      New York, NY 10006
      Name: GE Capital CAF Depository
      Number: 50-232-854
      ABA #: 021-001-033
      REF: CFN#2076 Dana Perfumes

                             ANNEX I (Section 11.10)
                                       to
                                CREDIT AGREEMENT

                                NOTICE ADDRESSES

(A)   If to Agent or GE Capital, at

      General Electric Capital Corporation
      201 High Ridge Road
      Stamford, Connecticut 06927-5100
      Attention: Account Manager - Renaissance
      Telecopier No.: (203) 316-7823
      Telephone No.:  (203) 316-7583

      with copies to:

      Weil, Gotshal & Manges LLP
      767 Fifth Avenue
      New York, New York  10153
      Attention: Ted S. Waksman, Esq.
      Telecopier No.: (212) 310-8007
      Telephone No.:  (212) 310-8362

      and

      General Electric Capital Corporation
      201 High Ridge Road
      Stamford, Connecticut 06927-5100
      Attention:  Corporate Counsel - Commercial Finance
      Telecopier No.: (203) 316-7889
      Telephone No.:  (203) 316-7552

(B)   If to Borrower, at

      Dana Perfumes Corp.
      c/o Renaissance Cosmetics, Inc.
      635 Madison Avenue
      New York, New York  10022
      Attention: General Counsel
      Telecopier No.: (212) 371-7868
      Telephone No.:  (212) 751-3700

      With a copy to:

      Brownstein Hyatt Farber & Strickland, P.C.
      410 17th Street - 22nd Floor
      Denver, Colorado  80202-4437
      Attention:  John L. Ruppert, Esq.
      Telecopier No.: (303) 623-1956
      Telephone No.:  (303) 534-6335


                                       I-2